Exhibit 4.3

MASTEC, INC.

TO

U.S. BANK NATIONAL ASSOCIATION,

As Trustee

GUARANTEED TO THE EXTENT SET FORTH HEREIN BY THE GUARANTORS

NAMED HEREIN

FIFTH SUPPLEMENTAL INDENTURE

Dated as of March 18, 2013

to the

INDENTURE

Dated as of June 5, 2009

4.875% SENIOR NOTES DUE 2023

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	13.03
(c)	13.03
313(a)	7.06
(b)(1)	N.A.
(b)(2)	7.06; 7.07
(c)	7.06; 13.02
(d)	7.06
314(a)	4.03; 13.02; 13.05
(b)	N.A.
(c)(1)	13.04
(c)(2)	13.04
(c)(3)	N.A.
(d)	N.A.
(e)	13.05
(f)	N.A.
315(a)	7.01
(b)	7.05; 13.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12; 9.04
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	13.01
(b)	N.A.
(c)	13.01

N.A. means not applicable.

*	This Cross Reference Table is not part of this Indenture.

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		Page
ARTICLE 7

TRUSTEE

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01	Legal Defeasance and Covenant Defeasance	74
Section 8.02	Conditions to Legal Defeasance or Covenant Defeasance	75
Section 8.03	Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions	76
Section 8.04	Repayment to the Company	77
Section 8.05	Reinstatement	77

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01	Without Consent of Holders of Notes	77
Section 9.02	With Consent of Holders of Notes	78
Section 9.03	Compliance with Trust Indenture Act.	79
Section 9.04	Revocation and Effect of Consents	79
Section 9.05	Notation on or Exchange of Notes	80
Section 9.06	Trustee to Sign Amendments, Etc.	80

ARTICLE 10

[RESERVED]

ARTICLE 11

NOTE GUARANTEES

Section 11.01	Guarantee	80
Section 11.02	Limitation on Guarantor Liability	82
Section 11.03	Execution and Delivery of Note Guarantees	82
Section 11.04	Contribution	82
Section 11.05	Releases	83

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01	Satisfaction and Discharge	84
Section 12.02	Application of Trust Money	85

EXHIBITS

Exhibit A	FORM OF GLOBAL NOTE

Exhibit B	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

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THIS FIFTH SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”) dated as of March 18, 2013 among MASTEC, INC., a Florida corporation (the “Company” or “Issuer”), the guarantors party hereto and such additional Subsidiaries of the Company that guarantee the Notes from time to time (collectively, the “Guarantors”) and U.S. Bank National Association, a national banking association, as Trustee hereunder (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company, the guarantors named therein and the Trustee are parties to an Indenture dated as of June 5, 2009 (the “Base Indenture” and, together with this Supplemental Indenture, the “Indenture”) providing for (i) the issuance by the Company from time to time of its senior debt securities evidencing its unsecured and unsubordinated indebtedness, in an unlimited aggregate principal amount, in one or more series (collectively, the “Securities” and each, a “Security”) and (ii) the guarantee of such Securities by the Guarantors;

WHEREAS, Section 901(7) of the Base Indenture provides for the Company, the Guarantors and the Trustee to enter into indentures supplemental to the Base Indenture to establish the form and terms of Securities of any series as provided by Sections 201 and 301 of the Base Indenture and the form and terms of Guarantees as provided by Sections 1701 and 301 of the Base Indenture, without the consent of the Holders of any Securities;

WHEREAS, for its lawful corporate purposes, the Company has duly authorized the issue $400,000,000 aggregate principal amount of 4.875% Senior Notes due 2023 (together with the Guarantees thereof, the “Initial Notes”);

WHEREAS, in order to provide the terms and conditions upon which the Notes are to be authenticated, issued and delivered, the Board of Directors of the Company and each of the Guarantors has duly authorized the execution and delivery of this Supplemental Indenture;

WHEREAS, the Notes and the certificate of authentication to be borne by the Notes are to be substantially in the forms hereinafter provided for;

WHEREAS, all acts and things necessary to make this Supplemental Indenture a valid agreement of each of the Company and the Guarantors according to its terms have been done and performed; and

WHEREAS, all acts and things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee as provided in the Indenture and this Supplemental Indenture, the valid and binding obligations of the Company have been done and performed.

NOW, THEREFORE, WITNESSETH:

For and in consideration of the premises and of the covenants contained herein and in the Base Indenture, the Company, the Guarantors and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of the Notes issued on or after the date of this Supplemental Indenture, as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01	Relationship to Base Indenture.

The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the Notes, which may be issued from time to time, and shall not apply to any other Securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. Capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Base Indenture. The provisions of this Supplemental Indenture shall supersede any corresponding or conflicting provisions and definitions in the Base Indenture. The provisions of Article Fifteen of the Base Indenture shall not apply to the Notes issued pursuant to this Supplemental Indenture.

Section 1.02	Definitions.

“4.00% Senior Convertible Notes due 2014” means the $115 million in aggregate principal amount of 4.00% Senior Convertible Notes due 2014 issued by the Company pursuant to the Base Indenture, as supplemented by a First Supplemental Indenture dated as of June 5, 2009 and a Third Supplemental Indenture dated as of January 11, 2011.

“4.25% Senior Convertible Notes due 2014” means the $100 million in aggregate principal amount of 4.25% Senior Convertible Notes due 2014 issued by the Company pursuant to the Base Indenture, as supplemented by a Second Supplemental Indenture dated as of November 10, 2009 and a Fourth Supplemental Indenture dated as of January 11, 2011.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged into the Issuer or a Restricted Subsidiary, or Indebtedness of a Restricted Subsidiary assumed in connection with an Asset Acquisition by such Restricted Subsidiary; provided such Indebtedness was not Incurred in connection with or in contemplation of such Person becoming a Restricted Subsidiary or such Asset Acquisition.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02, 2.14, 4.08 and 4.15 hereof, as part of the same series as the Initial Notes.

“Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

(1) the net income (or loss) of any Person that is not a Restricted Subsidiary;

(2) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to Section 4.06(a)(C) hereof, the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries;

(3) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, provided, that solely for purposes of determining whether Indebtedness may be Incurred under Section 4.08(a) hereof, the net income of any Subsidiary Guarantor shall not be excluded pursuant to this clause (3);

(4) any gains or losses (on an after-tax basis) attributable to sales of assets outside the ordinary course of business of the Company and its Restricted Subsidiaries;

(5) non-cash charges relating to employee benefit or other management compensation plans of the Company or any of its Restricted Subsidiaries or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards of the Company or any of its Restricted Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of, or reserve for, cash expenses in any future period or amortization of any prepaid cash expense incurred in a prior period), to the extent that such non-cash charges are deducted in computing such Adjusted Consolidated Net Income; provided that such stock, stock options or other equity-based awards can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock);

(6) any unusual or non-recurring gains or losses;

(7) any net unrealized gain or loss (after any offset) in such period (a) resulting from currency translation or transaction gains or losses (which, for avoidance of doubt, includes those currency translation or transaction gains or losses of Restricted Subsidiaries), including those (i) related to currency remeasurements of Indebtedness and (ii) resulting from Currency Agreements, (b) resulting from Interest Rate Agreements or (c) resulting from Commodity Agreements;

(8) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to Section 4.06(a)(C), any amount paid or accrued as dividends on preferred stock of the Company owned by Persons other than the Company and any of its Restricted Subsidiaries;

(9) all extraordinary gains or extraordinary losses, together with any related provision for income taxes;

(10) the cumulative effect of a change in accounting principles;

(11) income or loss attributable to discontinued operations (including, without limitation, operations disposed of whether or not such operations were classified as discontinued) for the fiscal year in which such operations were discontinued; and

(12) any impairment charge or similar write-off or write-down.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the Note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note at March 15, 2018 (such redemption price being set forth in the table appearing under Section 3.07(a) hereof) plus (ii) all required interest payments due on the Note through March 15, 2018 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Acquisition” means (1) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries or (2) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.

“Asset Disposition” means the sale or other disposition by the Company or any of its Restricted Subsidiaries of (1) all or substantially all of the Capital Stock of any Restricted Subsidiary or (2) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

“Asset Sale” means any sale, transfer or other disposition (including by way of merger or consolidation) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of:

(1) all or any of the Capital Stock of any Restricted Subsidiary,

(2) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries, or

(3) any other property and assets of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary, and in each case, that is not governed by the provisions of Article 5 of this Indenture; provided that “Asset Sale” shall not include:

(a)	sales or other dispositions of inventory, receivables and other current assets,

(b)	sales, transfers or other dispositions of assets constituting a Permitted Investment or Restricted Payment permitted to be made under Section 4.06,

(c)	sales, transfers or other dispositions of assets with a fair market value not in excess of $10,000,000 in any transaction or series of related transactions,

(d)	any sale, transfer, assignment or other disposition of any property or equipment that is unused or has become damaged, worn out, obsolete, excess, surplus, idle or otherwise unsuitable or unnecessary for use in connection with the business of the Company or its Restricted Subsidiaries,

(e)	sales or grants of licenses or sublicenses to use the Company’s or any Restricted Subsidiary’s patents, trade secrets, know-how and technology, software or other intellectual property in the ordinary course of business,

(f)	leases or subleases of a property to the extent not materially interfering with the business of the Company and its Restricted Subsidiaries, taken as a whole,

(g)	sales or contributions of Receivables Assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity for the fair market value thereof (as determined in good faith by the Company) in a Qualified Receivables Transaction,

(h)	transfers of Receivables Assets and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction,

(i)	the disposition of any securities received in connection with an Asset Sale by such Person or any of its Restricted Subsidiaries within 90 days of such Asset Sale in order to comply with Section 4.09(a)(2)(E), provided that the consideration received therefor by such Person is at least equal to the fair market value thereof,

(j)	for purposes of Section 4.09 hereof only, a disposition of all or substantially all the assets of the Company in accordance with Section 5.01 hereof;

(k)	a disposition of cash or Temporary Cash Investments;

(l)	for purposes of Section 4.09 hereof only, any Asset Swap;

(m)	any loans or other transfers of equipment to customers of the Company or any Restricted Subsidiary in the ordinary course of business for use with the products or services of the Company or any Restricted Subsidiary;

(n)	sales of assets received by the Company or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(o)	any “fee in lieu” or other disposition of assets to any governmental authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee;

(p)	any disposition arising from foreclosure, condemnation or similar action by a government body with respect to any property or other assets, the settlement of or payment in respect of a property or casualty insurance claim or any exercise of termination rights under any lease, license, concession or other similar agreement;

(q)	any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(r)	the sale or other disposition of GlobeTec Construction, LLC;

(s)	dispositions of the equity interests of or other Investments in any joint venture to the extent required by the terms of buy/sell type arrangements entered into in connection with the formation of such joint venture; or

(t)	trade-ins or exchanges of equipment or other fixed assets.

“Asset Swap” means a trade in or exchange by the Company or any Restricted Subsidiary of property or assets for property or assets of another Person; provided, however, that (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such exchange at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of (as determined in good faith by the Company), and (ii) at least 75% of the consideration received in such exchange constitutes assets or other property of a kind usable by the Company and its Restricted Subsidiaries in a Permitted Business; provided further, however, that any cash and cash equivalents received by the Company or any of its Restricted Subsidiaries in connection with such an exchange shall constitute Net Cash Proceeds subject to the provisions under Section 4.09 hereof.

“Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Board of Directors” means, with respect to any Person, the Board of Directors of such Person or any duly authorized committee of such Board of Directors. Unless otherwise indicated, the “Board of Directors” refers to the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in the state of New York State.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all common stock and preferred stock.

“Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person (it being understood that any changes to generally accepted accounting principles after the Closing Date shall be disregarded in making this determination and that any obligation that would not be characterized as a capital lease obligation but for such changes, shall for all purposes under this Indenture (including, without limitation, the calculation of Adjusted Consolidated Net Income and Consolidated EBITDA) not be treated as Capitalized Lease Obligations, Capitalized Lease or Indebtedness).

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease.

“Change of Control” means such time as:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (within the meaning of Section 13(d) of the Exchange Act) (other than to the Company and its Restricted Subsidiaries);

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than any Existing Stockholder, becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Company on a fully diluted basis, and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Stockholders on such date;

(4) individuals who on the Closing Date constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company’s stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or

(5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (a) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for (or continues as) Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (b) immediately after such transaction, no “person” or “group” (as defined above), other than any Existing Stockholder, becomes the ultimate beneficial owner (as defined above) of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person (unless the Existing Stockholders beneficially owned an equal or greater percentage of such voting power of the Voting Stock than such Person).

“Clearstream” means Clearstream Banking, S.A. and any successor thereto.

“Closing Date” means March 18, 2013, being the date on which the Notes are originally issued under this Indenture.

“Commodity Agreement” means any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement (it being acknowledged that oil hedging is covered by this definition).

“Company” has the meaning assigned to it in the preamble to this Indenture. All references to the Company shall include any and all successors thereto.

“Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

(1) Fixed Charges;

(2) income taxes;

(3) depreciation expense;

(4) amortization expense;

(5) the amount of any non-recurring cash charges (which, for avoidance of doubt, shall include retention, severance, or systems establishment costs), and

(6) all other non-cash items (including non-cash asset impairment charges), charges, debits, expenses or losses reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income (other than the accrual of revenue and other non-cash items to the extent they represent a reversal of an accrual of a cash reserve for anticipated charges made in any prior period or which will result in the receipt of cash in a future period), all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP;

provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness (excluding any Indebtedness of a Receivables Entity but including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; the net cash costs associated with

Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries); and the interest component of all payments associated with Capitalized Lease Obligations, in each case, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries, net of any interest income, during such period; excluding, however, (1) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof) and (2) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes or expenses relating to the repayment of the Existing Notes or existing convertible debt or the write-off of expenses in connection with any other repayment or refinancing of Indebtedness, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

“Consolidated Senior Secured Debt Ratio” as of any date of determination means the ratio of (1) (x) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries that is secured by a Lien minus (y) the aggregate amount of unrestricted cash and Temporary Cash Investments of the Company and its Restricted Subsidiaries determined on a consolidated basis as reflected on the balance sheet in accordance with GAAP, in each case of clause (x) and (y) as of the most recent Four Quarter Period to (2) the Consolidated EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Four Quarter Period, in each case, with such pro forma adjustments to Consolidated Total Indebtedness (including unrestricted cash and Temporary Cash Investments) and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.

“Consolidated Total Assets” of any Person means, as of any date, the amount which in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which financial statements have been filed with the SEC or provided to the Trustee; provided, however, that Consolidated Total Assets shall be calculated on a pro forma basis giving effect to any acquisition, or dispositions of properties or assets (including through mergers or consolidations) since the most recent balance sheet date for which internal financial statements are available, including the transaction giving rise to the calculation under this definition.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum of (1) the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and all Disqualified Stock and preferred stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or preferred stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or preferred stock, such fair market value shall be determined reasonably and in good faith by the Company.

“Convertible Notes” means the 4.00% Senior Convertible Notes due 2014 and the 4.25% Senior Convertible Notes due 2014.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means the Third Amended and Restated Credit Agreement dated as of August 22, 2011 by and among the Company, the subsidiaries party thereto, certain lenders names therein and Bank of America, N.A. as collateral and administrative agent, as amended through the Closing Date, and all ancillary documents thereto, as such agreement may be amended, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facilities” means one or more debt facilities (including the Credit Agreement (and any hedging arrangements with the lenders thereunder or Affiliates of such lenders, secured by the collateral securing the Company’s Obligations under the Credit Agreement, if any)), commercial paper facilities, fiscal agency agreements or indentures, in each case with banks or other institutional lenders or a trustee, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuance of notes, bonds, debentures or other evidences of Indebtedness, in each case as amended, extended, renewed, restated, supplemented, refunded, replaced, refinanced or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time by one or more of such facilities or forms of Indebtedness.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of Temporary Cash Investments received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to the date that is 91 days after the Stated Maturity of the Notes, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the date that is 91 days after the Stated Maturity of the Notes or (3) convertible into, or exchangeable for, at the option of the holder, Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the date that is 91 days after the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the date that is 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not materially more favorable to the holders of such Capital Stock than the provisions contained in Section 4.09 and Section 4.13 hereof and such Capital Stock specifically provides that such Person shall not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such Notes as are required to be repurchased pursuant to Section 4.09 and Section 4.13.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that is not a Foreign Subsidiary.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system, and any successor thereto.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Subsidiaries” means (i) any Domestic Subsidiary that is not a Wholly Owned Subsidiary, (ii) any Foreign Subsidiary, (iii) any Receivables Entity and (iv) those Domestic Subsidiaries that are designated by the Company as Domestic Subsidiaries that will not be Subsidiary Guarantors, which, as of the date hereof, are included in Schedule A hereto; provided, however, that in no event will the Domestic Subsidiaries designated as Domestic Subsidiaries that will not be Subsidiary Guarantors, individually, hold more than 1.0% of the consolidated assets of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter or account for more than 1.0% of the consolidated revenue of the Company and its Restricted Subsidiaries during the most recent Four Quarter Period (in each case determined as of the most recent fiscal quarter for which the Company has internal financial statements available); provided, further, that any Restricted Subsidiary or Receivables Entity that Guarantees any Credit Facility of the Company or any Restricted Subsidiary may not become or continue to be an Excluded Subsidiary (except for those Excluded Subsidiaries designated as such on the Issue Date pursuant to clause (iv) of this definition that Guarantee solely the Convertible Notes). In the event any Subsidiaries previously treated as Excluded Subsidiaries, either individually or collectively, cease to meet the requirements of the previous sentence, the Company will promptly cause such Subsidiaries to become Subsidiary Guarantors so that the requirements of the previous sentence are complied with.

“Existing Notes” means the 7.625% Senior Notes due 2017 of the Company outstanding prior to the purchase or repayment thereof with the proceeds of the sale on the Closing Date of the Notes.

“Existing Stockholders” means (a) the estate of Jorge L. Mas, Jorge Mas, Jose R. Mas and any spouse or lineal descendant of Jorge L. Mas, Jorge Mas, Jose R. Mas or any spouse of any such lineal descendant and (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of the Persons referred to in clause (a).

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a resolution of the Board of Directors.

“Fixed Charge Coverage Ratio” means, for any Person on any Transaction Date, the ratio of (1) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which internal financial statements are available (the “Four Quarter Period”) to (2) the aggregate Fixed Charges during such Four Quarter Period. In making the foregoing calculation:

(A) pro forma effect shall be given to any Indebtedness (other than ordinary revolver drawings) Incurred or repaid during the period (the “Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Transaction Date, in each case, as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

(B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

(D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (C) or (D) of this definition requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

Pro forma calculations in connection with the foregoing calculation shall be determined in good faith by the chief financial officer of the Company; provided, however, that such pro forma calculations may include cost savings (net of any cost increases), operating expense reductions (net of any related operating expense increases) and synergies for such period resulting from the transaction (whether or not related to any acquisition, disposition or other transaction) which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken, or with respect to which it is probable that they will be taken within 365 days following any such transaction; provided further that in either case, the Company’s chief financial officer and another officer sign and deliver to the trustee an Officers’ Certificate certifying (i) the specific actions taken or to be taken, (ii) the amount of such adjustment or adjustments resulting from such actions, (iii) that such adjustment or adjustments are reasonably identifiable and factually supportable and based on the reasonable good faith beliefs of the officers executing such Officers’ Certificate at the time of such execution and (iv) that any related Incurrence of Indebtedness is permitted pursuant to this Indenture.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense plus

(2) the product of (x) the amount of all dividend payments on any series preferred stock of such Person or any of its Restricted Subsidiaries (other than dividends payable solely in Capital Stock of such Person or such Restricted Subsidiary (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal, as determined on a consolidated basis in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia or any Restricted Subsidiary of the Company that is an entity which is a controlled foreign corporation under Section 957 of the Internal Revenue Code.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date as determined by the Public Company Accounting Oversight Board. All ratios and computations contained or referred to in this Indenture shall be computed in conformity with GAAP applied on a consistent basis.

“Global Note Legend” means the legend set forth in Section 2.06(f) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the global notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01 or 2.06(d) hereof.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the normal course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the normal course of business or Standard Receivables Undertakings in a Qualified Receivables Transaction. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” means Interest Rate Agreements, Commodity Agreements and Currency Agreements, in each case, Incurred for the purpose of hedging interest rate, commodity price or foreign exchanges rate risks, and not for speculative purposes

“Holder” means a holder of any Notes.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary shall be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness (to the extent provided for when the Indebtedness on which such interest is paid was originally issued) shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1) all indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto); provided that, for the avoidance of doubt, any draw or request for payment under an issued letter of credit shall not be deemed a separate incurrence of Indebtedness;

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5) all Capitalized Lease Obligations;

(6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

(7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

(8) to the extent not otherwise included in this definition, obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements (other than Commodity Agreements, Currency Agreements and Interest Rate Agreements designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in commodity prices, foreign currency exchange rates or interest rates and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in commodity prices, foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder) with the amount of Indebtedness represented being equal to the net amount payable if such obligations were terminated at that time due to default by such Person (after giving effect to any contractually permitted set-off); and

(9) all Disqualified Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that:

(A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP;

(B) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and

(C) Indebtedness shall not include:

(1) any liability for federal, state, local or other taxes,

(2) workers’ compensation claims or obligations, performance, surety, appeal or similar bonds or completion guarantees, in each case provided in the normal course of business,

(3) indebtedness arising from agreements providing for non-competition or non-solicitation payments, earn-out payments, hold backs, contingency payment obligations based on the performance of the acquired or disposed assets or otherwise, indemnification or adjustments of purchase prices or similar obligations or from guarantees or letters of credit or similar obligations securing any obligations of the Company or any of its Subsidiaries pursuant to such agreements, incurred or assumed in connection with the acquisition or disposition of any business, assets or Subsidiary of the Company, other than guarantees or similar credit support by the Company or any of its Subsidiaries of indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition,

(4) obligations arising from Guarantees to suppliers, lessors, licensees, contractors, or customers incurred in the ordinary course of business,

(5) obligations (other than express Guarantees of indebtedness for borrowed money) in respect of Indebtedness of other Persons arising in connection with (i) the sale or discount of accounts receivable, (ii) trade acceptances and (iii) endorsements of instruments for deposit in the ordinary course of business,

(6) premiums payable to, and advance commissions or claims payments from, insurance companies in the ordinary course of business;

(7) take-or-pay obligations in supply agreements in the ordinary course of business;

(8) customer deposits and advance payments incurred in the ordinary course of business; and

(9) any operating leases as such instrument would be determined in accordance with GAAP on the Closing Date.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning assigned to it in the preamble to this Indenture.

“Initial Subsidiary Guarantors” means each Restricted Subsidiary of the Company (other than Excluded Subsidiaries) that Guarantees the Credit Agreement on the Closing Date.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement, but excluding advances or trade credit to customers, suppliers or joint venture partners in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (2) the retention of the Capital Stock (or any other Investment) by the Company or any of its Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.06 hereof, (a) the amount of or a reduction in an Investment shall be equal to the fair market value thereof at the time such Investment is made or reduced and (b) in the event the Company or a Restricted Subsidiary makes an Investment by transferring assets to any Person and as part of such transaction receives Net Cash Proceeds, the amount of such Investment shall be the fair market value of the assets less the amount of Net Cash Proceeds so received, provided the Net Cash Proceeds are applied in accordance with Section 4.09 hereof.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means:

(a)	with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments and proceeds from the conversion of other property received when converted to cash or Temporary Cash Investments, net of

(1)	brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers and any relocation expenses incurred as a result thereof) related to such Asset Sale;

(2)	provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole;

(3)	payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale; and

(4)	appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP; and

(b)	with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments and proceeds from the conversion of other property received when converted to cash or Temporary Cash Investments, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Note Guarantee” means any Guarantee of the obligations of the Company under this Indenture and the Notes by any Subsidiary Guarantor.

“Notes” means (a) the Initial Notes and (b) any Additional Notes that may be issued after the date hereof in accordance with the Indenture. The Initial Notes and any

Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Offer to Purchase” means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

(1) the provision of this Indenture pursuant to which the offer is being made and that all Notes validly tendered shall be accepted for payment on a pro rata basis;

(2) the purchase price and the date of purchase, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Payment Date”);

(3) that any Note not tendered shall continue to accrue interest pursuant to its terms;

(4) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5) that Holders electing to have a Note purchased pursuant to the Offer to Purchase shall be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

(6) that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

(7) that Holders whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

On the Payment Date, the Company shall (a) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. The Company shall publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company shall comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture relating to an Offer to Purchase, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under such provisions of this Indenture by virtue of such conflict.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Controller, the Treasurer or the Secretary of such Person.

“Officers’ Certificate” means a certificate signed by two Officers of the Company or of any Subsidiary Guarantor, as applicable. One of the officers executing an Officers’ Certificate in accordance with Section 4.04 hereof shall be the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Company.

“Opinion of Counsel” means an opinion from legal counsel that meets the requirements of Section 13.05 hereof. The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business” means (a) the business of the Company and its Subsidiaries engaged in or proposed to be engaged in on the date of determination and any other activities that are reasonably related, ancillary or complementary to such business and reasonable expansions, developments or extensions thereof and (b) the ownership of construction assets, participation in project finance and/or participation in tax equity investments or other debt or equity interests as approved the Board of Directors.

“Permitted Investment” means:

(1) an Investment in the Company or a Restricted Subsidiary or a Person which shall, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into, or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary;

(2) Temporary Cash Investments;

(3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(4) stock, obligations, securities or other similar instruments or Investments received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(5) an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

(6) Commodity Agreements, Interest Rate Agreements and Currency Agreements not entered into for speculative purposes;

(7) loans and advances to employees and officers of the Company and its Restricted Subsidiaries made in the ordinary course of business not to exceed $2,000,000 in the aggregate at any one time outstanding;

(8) Investments in securities of trade creditors or customers received:

(a)	pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers, or

(b)	in settlement of delinquent obligations of, and other disputes with, customers, suppliers and others, in each case arising in the ordinary course of business or otherwise in satisfaction of a judgment;

(9) Investments made by the Company or its Restricted Subsidiaries consisting of consideration received in connection with an Asset Sale made in compliance with Section 4.09 hereof; or

(10) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case, in compliance with this Indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation;

(11) repurchases of the Notes;

(12) the acquisition by a Receivables Entity in connection with a Qualified Receivables Transaction of Capital Stock of a trust or other Person established by such Receivables Entity to effect such Qualified Receivables Transaction; and any other Investment by the Company or a Subsidiary of the Company in a Receivables Entity or consisting of purchases of Receivables Assets pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Transaction or in the form of any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangement governing such Qualified Receivables Transaction or any related Indebtedness; provided that such other Investment is in the form of a Purchase Money Note, contribution of additional Receivables Assets or cash and Temporary Cash Investments or Capital Stock;

(13) Investments in a Person engaged in a Permitted Business in an amount, together with any other amount outstanding under this clause (13), not to exceed the greater of (x) $100,000,000 and (y) 10% of the Company’s Consolidated Total Assets (with the fair market value of each such Investment being measured on the date each such Investment was made and without giving effect to subsequent changes in value);

(14) Investments in existence on the Closing Date (or pursuant to a binding commitment existing on the Closing Date), and any extension, modification or renewal of any such Investments existing on the Closing Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities), in each case, pursuant to the terms of such Investment as in effect on the Closing Date;

(15) Investments made with the Capital Stock of an Unrestricted Subsidiary;

(16) [Reserved];

(17) Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(18) obligations of one or more officers, directors or employees of the Company or any of its Restricted Subsidiaries in connection with such individual’s acquisition of shares of Capital Stock of the Company (and refinancings of the principal thereof and accrued interest thereon) so long as no net cash or other assets of the Company and its Restricted Subsidiaries are paid by the Company or any of its Restricted Subsidiaries to such individuals in connection with the acquisition of any such obligations;

(19) Investments by any qualified or nonqualified benefit plan established by the Company or its Restricted Subsidiaries made in accordance with the terms of such plan, or any Investment made by the Company or any Restricted Subsidiary in connection with the funding thereof;

(20) Investments the payments for which consist of Capital Stock (other than Disqualified Stock) of the Company;

(21) other Investments in any Person in an amount, together with any other amount outstanding under this clause (21), not to exceed $100,000,000 (with the fair market value of each such Investment being measured on the date each such Investment was made and without giving effect to subsequent changes in value);

(22) advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business; and

(23) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business.

“Permitted Liens” means:

(1) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(2) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, completion guarantees, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(5) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(6) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

(7) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

(8) any Lien of a lessor in the property subject to any Capitalized Lease or operating lease;

(9) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(10) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired;

(11) Liens in favor of the Company or any Restricted Subsidiary;

(12) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default;

(13) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(14) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(15) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements, Currency Agreements or Commodity Agreements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(16) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date;

(17) Liens on shares of Capital Stock of any Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary;

(18) Liens on or sales of receivables;

(19) Liens on assets of the Company, any Subsidiary of the Company or a Receivables Entity incurred in connection with a Qualified Receivables Transaction;

(20) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(21) Liens securing Indebtedness of Foreign Subsidiaries; provided, however, that any such Lien covers only the assets of such Foreign Subsidiaries;

(22) licenses and sublicenses of intellectual property granted to third parties in the ordinary course of business;

(23) Liens securing Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor; provided, however, that any such Lien covers only the assets of such Restricted Subsidiary;

(24) Liens in favor of governmental bodies to secure, advance or progress payments pursuant to any contract or statute and Liens in favor of governmental bodies in connection with industrial revenue, pollution control, private activity bonds or similar financing;

(25) restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;

(26) customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures and partnerships;

(27) Liens solely on cash earnest money deposits made in connection with any letter of intent or purchase agreement in connection with a Permitted Investment; and

(28) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Company or any Restricted Subsidiary.

The Company may classify (or later reclassify) any Lien in one or more of the above categories and the categories set forth under Section 4.11 hereof (including in part in one category and in part in another category).

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Prospectus Supplement” means that certain prospectus supplement, dated March 6, 2013, relating to the offering of the Initial Notes issued on the Closing Date.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Entity in connection with a Qualified Receivables Transaction, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Receivables Entity, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Subsidiaries pursuant to which the

Company or any of its Subsidiaries sells, conveys or otherwise transfers to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) or (2) any other Person (in the case of a transfer by a Receivables Entity), or transfers an undivided interest in or grants a security interest in, any Receivables Assets (whether now existing or arising in the future) of the Company or any of its Subsidiaries.

“Rating Agencies” means Moody’s and S&P or, if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Board of Directors, which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Assets” means any accounts receivable and any assets related thereto, including, without limitation, all collateral securing such assets, all contracts and contract rights and all guarantees or other obligations (including hedging obligations) in respect of such assets and all proceeds of the foregoing and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving Receivables Assets.

“Receivables Entity” means a Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Transaction in which the Company or any of its Subsidiaries makes an Investment and to which the Company or any of its Subsidiaries transfers Receivables Assets) which engages in no activities other than in connection with the financing of Receivables Assets of the Company or its Subsidiaries, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company or of such other Person (as provided below) to be a Receivables Entity (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (1) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Receivables Undertakings), (2) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Receivables Undertakings or (3) subjects any property or asset of the Company or any Subsidiary of the Company (other than Receivables Assets and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Receivables Undertakings, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding (other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company) other than fees payable in the ordinary course of business in connection with servicing Receivables Assets, and (c) with which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company or of such other Person shall be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Company or of such other Person giving effect to such designation, together with an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means all yield, interest or other payments made directly or by means of discounts with respect to any interest issued or sold in connection with, and other fees paid to a Person that is not a Receivables Entity in connection with, any Qualified Receivables Transaction.

“Receivables Repurchase Obligation” means any obligation of a seller of Receivables Assets in a Qualified Receivables Transaction to repurchase Receivables Assets arising as a result of a breach of a Standard Receivables Undertaking, including as a result of a Receivables Asset or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Replacement Assets” means, on any date, property or assets (other than current assets) of a nature or type or that are used in a Permitted Business (or an Investment in a Permitted Business), including, without limitation, any such property or assets acquired by the Company or any Restricted Subsidiary in contemplation of an Asset Sale.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) having direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, and its successors.

“SEC” means the United States Securities and Exchange Commission or any successor agency.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (1) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

“Standard Receivables Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are customary in a Qualified Receivables Transaction, including, without limitation, those relating to the servicing of the assets of a Receivables Entity, it being understood that any Receivables Repurchase Obligation that are customary in a Qualified Receivables Transaction shall be deemed to be a Standard Receivables Undertaking.

“Stated Maturity” means, (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

“Subsidiary Guarantor” means any Initial Subsidiary Guarantor and any other Restricted Subsidiary of the Company which provides a Note Guarantee of the Company’s obligations under this Indenture and the Notes pursuant to Section 4.15 hereof.

“Temporary Cash Investment” means any of the following:

(1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, in each case, maturing within 24 months unless such obligations are deposited by the Company (x) to defease any Indebtedness or (y) in a collateral or escrow account or similar arrangement to prefund the payment of interest on any indebtedness;

(2) time deposit accounts, certificates of deposit and money market deposits maturing within 360 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100,000,000 (or the foreign currency equivalent thereof);

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank or trust company meeting the qualifications described in clause (2) above;

(4) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P;

(5) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s;

(6) any mutual fund that has at least 95% of its assets continuously invested in investments of the types described in clauses (1) through (5) above; and

(7) in the case of the Company’s Foreign Subsidiaries, (a) any local currency held by such Foreign Subsidiaries from time to time in the ordinary course of business and (b) instruments equivalent to those in referred to in clauses (1) through (6) above denominated in foreign currency comparable in credit quality and tenor to those referred to above.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Date” means, respect to the Incurrence of any Indebtedness, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 15, 2018; provided, however, that if the period from the redemption date to March 15, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means U.S. Bank National Association, a national banking association, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 4.06 and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under Section 4.08 and Section 4.06 hereof. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (a) no Default or Event of

Default shall have occurred and be continuing at the time of or after giving effect to such designation and (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of this Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the Company thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

Section 1.03	Other Definitions.

Term	Defined in Section
“Authentication Order”	2.02
“Change of Control Date”	4.13
“Change of Control Offer”	4.13
“Change of Control Payment Date”	4.13
“Covenant Defeasance”	8.01
“DTC”	2.06
“Event of Default”	6.01

Term	Defined in Section
“Excess Proceeds”	4.09
“Four Quarter Period”	1.02 (“Fixed Charge Coverage Ratio”)
“Guaranteed Indebtedness”	4.15
“incorporated provision”	13.01
“Legal Defeasance”	8.01
“outstanding”	8.01
“Pari Passu Indebtedness”	4.09
“Paying Agent”	2.03
“Payment Date”	1.02 (“Offer to Purchase”)
“Reference Period”	1.02 (“Fixed Charge Coverage Ratio”)
“Registrar”	2.03
“Restricted Payments”	4.06
“Surviving Person”	5.01
“Terminated Covenants”	4.16

Section 1.04	Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes and the Note Guarantees;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the indenture securities means the Company and the Subsidiary Guarantors, respectively, and any successor obligor upon the indenture securities, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them by such definitions.

Section 1.05	Rules of Construction.

Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii) words in the singular include the plural, and words in the plural include the singular;

(iv) “will” shall be interpreted to express a command; and

(v) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2

THE NOTES

Section 2.01	Form and Dating.

(a) General. The Notes shall be designated as the “4.875% Senior Notes due 2023”. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is initially limited to $400,000,000, except for Notes authenticated and delivered upon registration or transfer of or in exchange for or in lieu of other Notes pursuant to Section 2.06 hereof and Section 306 of the Base Indenture. Additional Notes may be issued from time to time after the Closing Date in accordance with Section 2.14 hereof. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. Unless a Note shall have a zero dollar balance, the Notes shall be in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Company, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

Section 2.02	Execution and Authentication.

At least one Officer must sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by two Officers of the Company (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. Each Authentication Order shall specify the number of separate Note certificates to be authenticated, and the registered Holder, principal amount and delivery direction for each Note. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 306 of the Base Indenture.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication of the Notes by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03	Registrar and Paying Agent.

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee; provided, however, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 608 of the Base Indenture.

The Company initially appoints DTC to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04	Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05	Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company shall furnish, or request that the Registrar furnish, to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA § 312(a).

Section 2.06	Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes shall be exchanged by the Company for Definitive Notes if:

(1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary;

(2) subject to the procedures of the Depository, the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(3) there shall have occurred and be continuing an Event of Default with respect to the Notes.

Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 304 and 306 of the Base Indenture. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 hereof or Section 304 or 306 of the Base Indenture, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (d) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Supplemental Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (i) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note pursuant to Section 2.06(g) hereof.

(c) Transfer and Exchange of Beneficial Interests for Definitive Notes. If any holder of a beneficial interest in an Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company will execute and the Trustee will authenticate upon receipt of an Authentication Order in accordance with Section 2.02 hereof and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests. A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to this subparagraph (d) at a time when a Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required by the Trustee.

(f) Legends. The following legend will appear on the face of all Global Notes issued under this Supplemental Indenture unless specifically stated otherwise in the applicable provisions of this Supplemental Indenture.

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE FIFTH SUPPLEMENTAL INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE FIFTH SUPPLEMENTAL INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 309 OF THE BASE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR

DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 309 of the Base Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.06, 4.09, 4.13 and 9.05 hereof or Section 304 of the Base Indenture).

(3) The Registrar shall not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Company shall be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(9) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Notes (including any transfers between or among Participants) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07	[Reserved].

Section 2.08	Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07 hereof.

If a Note is replaced pursuant to Section 306 of the Base Indenture, it ceases to be outstanding unless the Trustee and the Registrar receive proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay all principal, premium and accrued interest with respect to the outstanding Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09	Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, request, waiver or consent in the exercise of any discretion, power or authority (whether contained in this Indenture or vested by operation of law) which the Trustee is required, expressly or impliedly, to exercise in or by reference to the interests of the Holders or any of them, Notes owned by the Company or any Subsidiary Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Subsidiary Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned will be so disregarded.

Section 2.10	[Reserved].

Section 2.11	[Reserved].

Section 2.12	[Reserved].

Section 2.13	[Reserved].

Section 2.14	Issuance of Additional Notes.

The Issuer may, subject to Section 4.08 and 4.15 of this Indenture, issue Additional Notes under this Indenture in accordance with the procedures of Section 2.02. The Original Notes issued on the date of this Indenture and any Additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01	Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 30 days but not more than 75 days before a redemption date (unless a shorter time is acceptable to the Trustee), an Officers’ Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed;

(4) the redemption price;

(5) applicable CUSIP numbers; and

(6) a statement that the conditions precedent to such redemption have been satisfied.

Section 3.02	Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select Notes for redemption or purchase as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate.

In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 30 days nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $2,000 or integral multiples of $1,000 in excess thereof; provided that no Notes of $2,000 in principal amount or less shall be redeemed in part. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03	Notice of Redemption.

At least 30 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to the Trustee and each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12 hereof.

The notice shall identify the Notes (including CUSIP numbers) to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note or with respect to a Global Note a notation shall be made on Schedule A thereto to reduce the principal amount of the Global Note to an amount equal to the unredeemed portion of the Global Note surrendered;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

In addition, any notice given with respect to a redemption pursuant to Section 3.07 may provide that payment of the redemption price and performance of the Company’s obligations with respect to any redemption or purchase may be performed by another Person. At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at their expense; provided, however, that the Company has delivered to the Trustee, at least 45 days (or such shorter period as shall be acceptable to the Trustee) prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in this Section 3.03.

Any notice of redemption may, at the Company’s discretion, state that it is subject to one or more conditions precedent, including, but not limited to, completion of any debt or equity offering, Change of Control or other corporate transaction or event. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

Section 3.04	Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional, except as set forth in the final paragraph of Section 3.03 hereof.

Section 3.05	Deposit of Redemption Price.

Prior to 10:00 a.m., New York City time, on the redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest, if any, on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest, if any, on, all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest will cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption is not so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06	Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07	Optional Redemption.

(a) The Company may redeem the Notes, in whole or in part, at any time on or after March 15, 2018. The redemption price for the Notes (expressed as a percentage of principal amount) will be as follows, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period commencing on March 15 of any year set forth below:

Year	Redemption Price
2018	102.438%
2019	101.625%
2020	100.813%
2021 and thereafter	100.000%

(b) At any time prior to March 15, 2016, the Company may redeem up to 35% of the principal amount of the Notes issued under this Indenture with an amount equal to the amount of the Net Cash Proceeds of one or more sales of Capital Stock (other than Disqualified Stock) of the Company at a redemption price (expressed as a percentage of principal amount) of 104.875%, plus accrued and unpaid interest to the redemption date; provided that at least 65% of the aggregate principal amount of the Notes originally issued on the Closing Date remains outstanding after each such redemption (excluding Notes held by the Company and its Subsidiaries) and notice of any such redemption is mailed within 90 days of each such sale of Capital Stock.

(c) At any time prior to March 15, 2018, the Company may redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

(d) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Unless the Company defaults in the payment of the redemption or purchase price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Section 3.08	Mandatory Redemption.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE 4

COVENANTS

Section 4.01	Payment of Notes.

The Company shall pay or cause to be paid the principal of, premium, if any, and interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal of, premium, if any, and interest then due.

The Company shall pay interest on overdue principal at the rate of interest specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate of interest borne by the Notes to the extent lawful.

Section 4.02	Maintenance of Office or Agency.

The Company shall maintain in The Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03	Reports.

(a) Whether or not the Company is then required to file reports with the SEC, the Company shall file with the SEC all such reports and other information as it would be required to file with the SEC by Section 13(a) or 15(d) under the Exchange Act if it were subject thereto, no later than 15 days after the respective dates by which such reports would be required to be filed under the SEC’s rules and regulations. The Company shall supply to the Trustee and to each Holder who so requests or shall supply to the Trustee for forwarding to each such Holder who so requests, without cost to such Holder, copies of such reports and other information to the extent that they are not available on the SEC’s electronic data gathering and retrieval (EDGAR) system.

(b) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). The Trustee is under no duty to examine such reports, information or documents to ensure compliance with the provisions of this Indenture or to ascertain the correctness or otherwise of the information or the statements contained therein. The Trustee is entitled to assume such compliance and correctness unless a Responsible Officer of the Trustee is informed otherwise.

Section 4.04	Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 90 days after the close of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Restricted Subsidiaries and the Company’s and its Restricted Subsidiaries’ performance under this Indenture has been made under the supervision of the signing Officers with a view to determining whether it has kept, observed, performed and fulfilled its obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge, the Company and its Restricted Subsidiaries during such preceding fiscal year have kept, observed, performed and fulfilled each and every such covenant and no Default or Event of Default occurred during such year and at the date of such certificate there is no Default or Event of Default that has occurred and is continuing or, if such signers do know of such Default or Event of Default, the certificate shall describe its status with particularity. The applicable Officers’ Certificate shall also notify the Trustee should the Company or any of its Restricted Subsidiaries elect to change the manner in which it fixes its fiscal year end.

(b) So long as any of the Notes are outstanding, and within ten (10) Business Days of the Company becoming aware of any Default or Event of Default, the Company shall deliver to the Trustee, in the event that any Officer becomes aware of any Default or Event of Default in the performance of any covenant, agreement or condition contained in this Indenture, an Officers’ Certificate specifying the Default or Event of Default and describing its status with particularity.

(c) Except with respect to receipt of Note payments and any Default or Event of Default information contained in the Officers’ Certificate delivered to it pursuant to this Section 4.04, the Trustee shall have no duty to review, ascertain or confirm the Company’s compliance with, or the breach of any representation, warranty of covenant made in this Indenture.

Section 4.05	Reserved.

Section 4.06	Limitation on Restricted Payments.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly,

(1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock, (y) pro rata dividends or distributions on Capital Stock of Restricted Subsidiaries held by minority stockholders and (z) dividends or distributions payable solely to the Company or a Restricted Subsidiary) held by Persons other than the Company or any of its Restricted Subsidiaries,

(2) purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of the Company held by any Person (other than a Restricted Subsidiary), which, for the avoidance of doubt, shall not include any debt security convertible into capital stock of the Company, including the Convertible Notes,

(3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes or any Indebtedness of a Subsidiary Guarantor that is subordinated in right of payment to a Note Guarantee (in each case, other than (x) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or at the final maturity thereof, in each case due within one year of the date of such purchase, repurchase or other acquisition) and (y) any intercompany indebtedness between or among the Company and any Restricted Subsidiaries) or

(4) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (a)(1) through (a)(4) above being collectively “Restricted Payments”),

if after giving effect to, the proposed Restricted Payment:

(A) a Default or Event of Default shall have occurred and be continuing,

(B) the Company could not Incur at least $1.00 of Indebtedness pursuant to the Fixed Charge Coverage Ratio in Section 4.08(a), or,

(C) the aggregate amount of all Restricted Payments made after January 31, 2007 would exceed the sum of:

(i) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period)

beginning on the first day of the fiscal quarter immediately following January 31, 2007 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which internal financial statements are available, plus

(ii) the aggregate Net Cash Proceeds, and the fair market value of assets other than cash, received by the Company after January 31, 2007 as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by this Indenture of Indebtedness of the Company for cash subsequent to January 31, 2007 upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes), plus

(iii) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case, to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), from the release of any Guarantee (except to the extent any amounts have been paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made after January 31, 2007 (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary, plus

(iv) the aggregate net cash proceeds received by the Company from the issuance or sale after January 31, 2007 of Indebtedness that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company (excluding any such Indebtedness issued or sold to, or held by, the Company or a Subsidiary), less the fair market value of any property (other than cash) distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange.

(b) The foregoing provisions shall not be violated by reason of:

(1) the payment of any dividend or redemption of any Capital Stock within 60 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with clause (a) above;

(2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes or any Note Guarantee, including premium, if any, and accrued interest, with the proceeds of, or in exchange for, Indebtedness Incurred under Section 4.08(b)(3);

(3) the repurchase, redemption or other acquisition of Capital Stock of the Company or a Restricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, prior to the Stated Maturity of the Notes;

(4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness which is subordinated in right of payment to the Notes or any Note Guarantee in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, prior to the Stated Maturity of the Notes;

(5) payments or distributions, to dissenting stockholders required by applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets of the Company that complies with the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

(6) Investments acquired as a capital contribution to, or in exchange for, or out of the proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of the Company;

(7)(A) repurchases of Capital Stock deemed to occur upon exercise of stock options or the vesting of restricted stock, restricted stock units, deferred stock units or any similar securities if such Capital Stock represents a portion of the exercise price of such options (or withholding of Capital Stock to pay related withholding taxes with regard to the exercise of such stock options or the vesting of any such restricted stock, restricted stock units, deferred stock units or any similar securities), and (B) payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) the vesting or settlement of restricted stock, restricted stock units, deferred stock units or any similar securities or (iii) the conversion or exchange of Capital Stock of any such Person;

(8) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock, or options, warrants or other rights to acquire shares of such Capital Stock, of the Issuer or any Restricted Subsidiary held by any current or former officer, director or employee of the Issuer or any of its Restricted Subsidiaries (or permitted transferees of such employees, directors or officers) pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or pursuant to any other agreement or plan approved by the Board of Directors of the Company; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock, or options, warrants or other rights to acquire shares of such Capital Stock, may not exceed $10,000,000 in any calendar year (with any unused amounts being carried forward to future periods, subject to a maximum of $20,000,000 in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed (A) the net cash proceeds received by the Issuer from the sale of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock) to members of management or directors of the Issuer and its Restricted Subsidiaries that occurs after the Closing Date (to the extent such cash proceeds have not otherwise been applied to the payment of Restricted Payments), plus (B) the net cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Closing Date, less (C) the amount of any Restricted Payments made pursuant to clauses (A) and (B) of this Section 4.06(b)(8);

(9) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued on or after the Closing Date in accordance with Section 4.08 hereof;

(10) the purchase, repurchase or acquisition of Capital Stock of the Company, in an aggregate amount pursuant to this Section 4.06(b)(10) not to exceed $5,000,000, for distribution, contribution or payment to, or for the benefit of, any employee benefit plan of the Company or any of its Subsidiaries or any trust established by the Company or any of its Subsidiaries for the benefit of its employees;

(11) the repayment of Acquired Indebtedness in connection with an acquisition;

(12) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company;

(13) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Indebtedness which is subordinated in right of payment to the Notes or any Note Guarantee (x) from Net Cash Proceeds to the extent permitted by Section 4.09 hereof or (y) following the occurrence of a Change of Control, but only if the Company shall have complied with Section 4.13 hereof and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such subordinated obligations; and

(14) any other Restricted Payments in an aggregate amount pursuant to this Section 4.06(b)(14) not to exceed $75,000,000.

provided that, in the case of clauses (8), (9), (10) and (13) of this Section 4.06(b), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

(c) Each Restricted Payment permitted pursuant to Section 4.06(b) (other than the Restricted Payment referred to in clauses (2), (7), (10), (11), (12) and (14) thereof, or an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof or an Investment acquired as a capital contribution or in exchange for Capital Stock referred to in clause (6) thereof) shall be included in calculating whether the conditions of Section 4.06(a)(C) hereof have been met with respect to any subsequent Restricted Payments, and the Net Cash Proceeds from any issuance of Capital Stock referred to in clause (3), (4), (6) or (8) of Section 4.06(b) shall not be included in such calculation (to the extent so used for such Restricted Payment); provided, however, that a Restricted Payment permitted pursuant to clause (9) of Section 4.06(b) shall be included in such calculation only to the extent of one half of the amounts paid pursuant to Section 4.06(b)(9) and only to the extent that Adjusted Consolidated Net Income is not reduced by such amount.

(d) For purposes of determining compliance with this Section 4.06, the amount, if other than in cash, of any Restricted Payment shall be determined in good faith by an officer of the Company, whose determination shall be conclusive and evidenced by an Officers’ Certificate, provided that if such amount is over $25,000,000, it shall be determined in good faith by the Board of Directors or a committee thereof, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors. For the purposes of determining compliance with this Section 4.06, in the event that a Restricted Payment or Permitted Investment meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (14) in Section 4.06(b) hereof or the exceptions contained in the definition of Permitted Investments herein, or is entitled to be incurred pursuant to Section 4.06(a), the Company, in its sole discretion, will be entitled to order and classify, and from time to time may reclassify, such Restricted Payment (or portion thereof) or Permitted Investment (or portion thereof) if it would have been permitted at the time such Restricted Payment or Permitted Investment was made, as the case may be, and at the time of reclassification in any manner that complies with this Section 4.06.

Section 4.07	Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary;

(2) repay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(3) make loans or advances to the Company or any other Restricted Subsidiary; or

(4) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

(b) The foregoing restrictions shall not restrict any encumbrances or restrictions:

(1) existing on the Closing Date in the Credit Agreement, this Indenture, the Notes or any other agreements in effect on the Closing Date, and any extensions, refinancings, amendments, renewals, increases, supplements or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, amendments, renewals, increases, supplements or replacements taken as a whole are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, amended, renewed or replaced;

(2) existing under or by reason of applicable law, rule, regulation or order required by any governmental authority;

(3) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired and any extensions, refinancings, amendments, renewals, increases, supplements or replacements thereof; provided that the encumbrances and restrictions in any such extensions, refinancings, amendments, renewals, increases, supplements or replacements taken as a whole are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, amended, refinanced, renewed, increased, supplemented or replaced;

(4) in the case of Section 4.07(a)(4):

(A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Indenture, or

(C) arising or agreed to in the normal course of business, not relating to any Indebtedness, and that do not materially detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company and its Restricted Subsidiaries, taken as a whole,

(5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

(6) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

(A) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Company in good faith); and

(B) the Company determines that any such encumbrance or restriction shall not materially affect the Company’s ability to make principal or interest payments on the Notes;

(7) arising from provisions in joint venture agreements, operating agreements, asset sale agreements, stock sale agreements, sale and leaseback agreements and other similar agreements;

(8) with respect to the property or assets of entities that are joint ventures of the Company on the Closing Date (other than entities that are Restricted Subsidiaries of the Company on the Closing Date);

(9) with respect to cash or other deposits or net worth imposed by lessors or customers under contracts entered into in the ordinary course of business;

(10) under Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Entity or the Receivables Assets that are subject to such Qualified Receivables Transaction;

(11) with respect to any Foreign Subsidiary, contained in the terms of any Indebtedness, or any agreement pursuant to which such Indebtedness was Incurred;

(12) contained in agreements entered into in connection with Hedging Obligations permitted from time to time under the Indenture;

(13) purchase money obligations or Capitalized Lease Obligations for property acquired or leased in the ordinary course of business that impose restrictions on that property or assets of the nature described in Section 4.07(a)(4);

(14) customary restrictions imposed on the transfer and assignment of intellectual property;

(15) arising under, by reason of or with respect to financing arrangements with customers that impose restrictions on the property or assets of the nature described in Section 4.07(a)(4); or

(16) existing under any Investment not prohibited by Section 4.06 hereof and any Permitted Investment.

(c) Nothing contained in this Section 4.07 shall prevent the Company or any Restricted Subsidiary from:

(1) creating, incurring, assuming or suffering to exist any Liens otherwise not prohibited by Section 4.11, or

(2) restricting the sale or other disposition of property or assets of the Company or of any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

Section 4.08	Limitation on Indebtedness and Issuance of Preferred Stock.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness, and the Company shall not permit any of its Restricted Subsidiaries to issue any preferred stock; provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness (including, without limitation, Acquired Indebtedness), and any Restricted Subsidiary may issue preferred stock if, after giving effect to the Incurrence of such Indebtedness or issuance of preferred stock and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio would be greater than 2.0 to 1.0.

(b) Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

(1) Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this Section 4.08(b)(1) (together with refinancings, replacements or amendments thereof) not to exceed $600,000,000, less any amount of such Indebtedness permanently repaid as provided by Section 4.09;

(2)(A) Indebtedness owed (i) to the Company or any Subsidiary Guarantor that is not subordinated in right of payment to any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, (ii) to any other Restricted Subsidiary or (B) the issuance of Disqualified Stock or preferred stock to the Company or any of its Restricted Subsidiaries; provided that (x) any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such

Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this Section 4.08(b)(2) and (y) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated in right of payment to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Subsidiary Guarantor;

(3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance, repay, repurchase or refund, then outstanding Indebtedness (other than Indebtedness outstanding under clauses (1), (2), (6), (7), (8) and (9) of this Section 4.08(b) and any refinancings thereof) in an amount not to exceed the amount so refinanced, repaid, repurchased or refunded (plus premiums, accrued interest, fees and expenses); provided that (a) Indebtedness, the proceeds of which are used to refinance, repay, repurchase or refund the Notes, or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes or a Note Guarantee, shall only be permitted under this Section 4.08(b)(3) if (x) in case the Notes are refinanced, repaid, repurchased or refunded in part or the Indebtedness to be refinanced, repaid, repurchased or refunded is pari passu with the Notes or a Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes or the Note Guarantee, or (y) in case the Indebtedness to be refinanced, repaid, repurchased or refunded is subordinated in right of payment to the Notes or a Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes or the Note Guarantee at least to the extent that the Indebtedness to be refinanced, repaid, repurchased or refunded is subordinated to the Notes or the Note Guarantee, (b) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced, repaid, repurchased or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced, repaid, repurchased or refunded and (c) if such new Indebtedness directly or indirectly refinances Indebtedness of a Restricted Subsidiary, such new Indebtedness shall be incurred only by a Restricted Subsidiary;

(4) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Notes as described under Article 8 or repay the Notes as described under Article 12;

(5) Guarantees of Indebtedness of the Company or any Restricted Subsidiary of the Company by any other Restricted Subsidiary of the Company; provided the Guarantee of such Indebtedness is permitted by and made in accordance with Section 4.15 hereof;

(6) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(7) Indebtedness represented by Capitalized Lease Obligations, synthetic lease obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price, cost of design, construction, installation or improvement or carrying cost of assets used or useful in the business of the Company and its Restricted Subsidiaries and related financing costs, and Indebtedness Incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this Section 4.08(b)(7), in an aggregate principal amount at any one time outstanding not to exceed 10.0% of the Company’s Consolidated Total Assets;

(8) Indebtedness incurred by a Foreign Subsidiary (or one or more Foreign Subsidiaries) in an aggregate amount at any time outstanding under this Section 4.08(b)(8) not to exceed the greater of (x) $50.0 million and (y) 50% of the Consolidated Total Assets of any such Foreign Subsidiary (or group of Foreign Subsidiaries, as applicable);

(9) Indebtedness incurred in a Qualified Receivables Transaction that is without recourse to the Company or to any other Subsidiary of the Company or their assets (other than a Receivables Entity and its assets and, as to the Company or any Subsidiary of the Company, other than pursuant to Standard Receivables Undertakings) and is not guaranteed by any such Person;

(10) the Notes (other than any Additional Notes) and the Note Guarantees Incurred on the Closing Date and other Indebtedness existing on the Closing Date;

(11) Acquired Indebtedness (including Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Person becomes a Restricted Subsidiary or is acquired by the Company); provided, however, that on the date such Subsidiary became a Restricted Subsidiary or was acquired by the Company and after giving pro forma effect thereto, (x) the Company would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio in Section 4.08(a) or (y) the Fixed Charge Coverage Ratio determined on a pro forma basis as if such transaction had occurred at the beginning of the most recent Four Quarter Period, would be equal to or greater than the actual Fixed Charge Coverage Ratio of the Company for the most recent Four Quarter Period;

(12) Hedging Obligations incurred in the ordinary course of business with a bona fide intention to limit interest rate risk, exchange rate risk or commodity price risk;

(13) [Reserved];

(14) Indebtedness in respect of any bankers’ acceptance, bank guarantees, discounted bill of exchange, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business;

(15) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries;

(16) Indebtedness and obligations in respect deferred compensation to employees of the Company or any of its Restricted Subsidiaries or other similar arrangements incurred by the Company or any of its Restricted Subsidiaries in the ordinary course of business; and

(17) additional Indebtedness of the Company or any Restricted Subsidiary (in addition to Indebtedness permitted under clauses (1) through (16) of this Section 4.08(b)) in an aggregate principal amount outstanding at any time (together with refinancings thereof) not to exceed the greater of (x) $100.0 million and (y) 5.0% of Consolidated Total Assets.

(c) Notwithstanding any other provision of this Section 4.08, the maximum amount of Indebtedness that may be Incurred pursuant to this section shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

(d) For purposes of determining any particular amount of Indebtedness under this Section 4.08, (x) Indebtedness outstanding under the Credit Agreement on the Closing Date shall be treated as Incurred pursuant to Section 4.08(b)(1), (y) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (z) any Liens granted pursuant to the equal and ratable provisions referred to in Section 4.11 shall not be treated as Indebtedness. For purposes of determining compliance with this Section 4.08, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above (other than Indebtedness outstanding under the Credit Agreement on the Closing Date referred to in clause (x) of this Section 4.08(d)), including under Section 4.08(a), the Company, in its sole discretion, may classify, and from time to time may reclassify, such item of Indebtedness. Notwithstanding any other provision of this Section 4.08, the maximum amount of Indebtedness that may be Incurred pursuant to this Section 4.08 will not be deemed to be exceeded with respect to any Indebtedness solely as a result of fluctuations in exchange rates or currency values.

(e) Accrual of interest, the accretion of accreted value, the amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, and the accretion of liquidation preference will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this Section 4.08. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness.

(f) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness.

Section 4.09	Limitation on Asset Sales.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

(1) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and

(2) at least 75% of the consideration received consists of:

(A) cash or Temporary Cash Investments,

(B) the assumption of unsubordinated Indebtedness of the Company or any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary (in each case, other than Indebtedness owed to the Company or any Affiliate of the Company), provided that the Company, such Subsidiary Guarantor or such other Restricted Subsidiary is irrevocably and unconditionally released in writing from all liability under such Indebtedness,

(C) Replacement Assets,

(D) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or such Restricted Subsidiary (other than contingent liabilities, liabilities that are by their terms subordinated to the Notes or any Note Guarantee and liabilities to the extent owed to the Company or any Subsidiary of the Company) that are assumed by the transferee of any such assets to the extent the Company or such Restricted Subsidiary is released from further liability,

(E) any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted within 180 days by the Company or such Restricted Subsidiary into cash or Temporary Cash Investments (to the extent of the cash or Temporary Cash Investments received), or

(F) any Designated Non-Cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 4.09(a)(2)(F) that is at that time outstanding, not to exceed the greater of (x) 5.0% of the Company’s Consolidated Total Assets as of the date of receipt of such Designated Non-Cash Consideration and (y) $75,000,000 (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b) The Company shall, or shall cause the relevant Restricted Subsidiary to:

(1) within twelve months after the date of receipt of any Net Cash Proceeds from an Asset Sale,

(A) apply an amount equal to such Net Cash Proceeds to permanently repay Indebtedness of the Company or any Subsidiary Guarantor that is secured by a Lien or Indebtedness of any other Restricted Subsidiary, in each case, owing to a Person other than the Company or any Affiliate of the Company, or

(B) to make capital expenditures or invest an equal amount, or the amount not so applied pursuant to Section 4.09(b)(1)(A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement) in Replacement Assets, and

(2) apply (no later than the end of the 12-month period referred to in Section 4.09(b)(1)) any excess Net Cash Proceeds (to the extent not applied pursuant to clause (1) of this Section 4.09(b)) as provided in the following provisions of this Section 4.09.

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in Section 4.09(b)(1) and not applied as so required by the end of such period shall constitute “Excess Proceeds.”

(c) If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this Section 4.09 totals at least $25,000,000, the Issuer must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders (and, if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), from the holders of such Pari Passu Indebtedness) on a pro rata basis an aggregate principal amount of Notes (and Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of their principal amount, plus, in each case, accrued interest (if any) to the Payment Date. The Company may satisfy the foregoing obligations with respect to any Net Cash Proceeds from an Asset Sale by making an Offer to Purchase with respect to such Net Cash Proceeds prior to the expiration of the relevant twelve month period or with respect to Excess Proceeds of $25,000,000 or less. To the extent that any Excess Proceeds remain after consummation of an Offer to Purchase pursuant to this Section 4.09, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture and the amount of Excess Proceeds shall be reset to zero.

Section 4.10	Limitation on Transactions with Affiliates.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with, or for the benefit of, any Affiliate of the Company or any Restricted Subsidiary involving aggregate payments in excess of $5,000,000, except upon fair and reasonable terms not materially less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not an Affiliate.

(b) The foregoing limitation does not limit, and shall not apply to:

(1) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking, accounting, valuation or appraisal firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;

(2) any transaction solely between the Company and any of its Restricted Subsidiaries or solely among Restricted Subsidiaries;

(3) any transaction with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Issuer owns, directly or through a Restricted Subsidiary, Capital Stock of, has a board seat on, or otherwise controls, such Person;

(4) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes;

(5) any sale of shares of Capital Stock (other than Disqualified Stock) of the Company;

(6) any Restricted Payments or Permitted Investments not prohibited by Section 4.06 hereof;

(7) any agreement as in effect or entered into as of the Closing Date (as disclosed in the Prospectus Supplement) or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) and any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Closing Date;

(8) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans, and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Company or its Restricted Subsidiaries in the ordinary course of business to or with officers, directors or employees of the Company or its Restricted Subsidiaries, in each case approved by the Board of Directors of the Company or a committee thereof;

(9) any loans or advances to employees of the Company and its Restricted Subsidiaries in the ordinary course of business;

(10) any payment approved by the Board of Directors of the Company or a committee thereof in connection with the registration for sale or distribution by any Affiliate of the Company of any Capital Stock of the Company, including reimbursements for offering expenses, underwriting discounts and commissions;

(11) directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation, retirement, disability, severance or employee benefit arrangements and incentive arrangements with, and loans and advances to, any officer, director or employee in the ordinary course of business;

(12) any transaction with a Receivables Entity effected as part of a Qualified Receivables Transaction and otherwise in compliance with the terms of this Indenture that are fair to the Company or its Restricted Subsidiaries, in the good faith determination of the members of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party; or

(13) written agreements assumed in connection with acquisitions of other businesses with Persons who were not Affiliates prior to such transaction and approved by a majority of the Board of Directors of the Company.

(c) Notwithstanding the foregoing, any transaction or series of related transactions covered by Section 4.10(a) and not covered by clauses (2) through (11) and (13) of Section 4.10(b), (1) the aggregate amount of which exceeds $20,000,000 in value, must be approved or determined to be fair in the manner provided for in Section 4.10(b)(1)(A) or (B) above and (2) the aggregate amount of which exceeds $50,000,000 in value, must be determined to be fair in the manner provided for Section 4.10(b)(1)(B) hereof.

Section 4.11	Limitation on Liens.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien securing Indebtedness or Trade Payables on any of its assets or properties of any character (including any shares of Capital Stock or Indebtedness of any Restricted Subsidiary), without making effective provision for all of the Notes and all other amounts due under this Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.

(b) The foregoing limitation does not apply to:

(1) Liens existing on the Closing Date, other than those described in (b)(2) through (9) below;

(2) Liens granted on or after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders;

(3) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary;

(4) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under Section 4.08(b)(3); provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

(5) Liens to secure Indebtedness with an aggregate principal amount not to exceed the greater of (x) $600,000,000 and (y) an amount not to exceed the maximum amount of Indebtedness such that the Consolidated Senior Secured Debt Ratio (at the time of incurrence of such Indebtedness and after giving pro forma effect thereto) would not be greater than 3.0 to 1.0;

(6) Liens to secure Indebtedness permitted to be Incurred under Section 4.08(b)(8); provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets of Foreign Subsidiaries;

(7) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with Section 4.08, to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within one year after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

(8) Liens on cash set aside at the time of the Incurrence of any Indebtedness, or government securities purchased with such cash, in either case, to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in a collateral or escrow account or similar arrangement to be applied for such purpose; or

(9) Permitted Liens.

Section 4.12	Compliance with Laws.

The Company shall comply, and shall cause each of its Restricted Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of their respective businesses and the ownership of their respective properties, except for such noncompliances as would not in the aggregate have a material adverse effect on the financial condition or results of operations of the Company and its Restricted Subsidiaries taken as a whole.

Section 4.13	Repurchase of Notes upon a Change of Control.

(a) Upon the occurrence of a Change of Control, the Company shall be obligated to make an Offer to Purchase (the “Change of Control Offer”), and shall purchase, on a Business Day (the “Change of Control Payment Date”) as described below, all of the then outstanding Notes, properly tendered and not withdrawn, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the Change of Control Payment Date. The Change of Control Offer shall remain open for at least 30 Business Days and until the close of business on the Change of Control Payment Date. The Company shall publicly announce the results of any Change of Control Offer required under this Section 4.13 upon, or as soon as practicable after, the completion of such Change of Control Offer.

(b) No later than 30 days following the date upon which a Change of Control occurs (the “Change of Control Date”), which may be prior to the Change of Control pursuant to clause (c), the Company shall send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer. Such notice shall state:

(1) a description of the transaction or transactions that constitute the Change of Control;

(2) that the Change of Control Offer is being made pursuant to this Section 4.13 and that all Notes tendered and not withdrawn shall be accepted for payment;

(3) the purchase price (including the amount of accrued interest) and the Change of Control Payment Date, which shall be a Business Day, that is not earlier than 30 days or later than 60 days from the date such notice is mailed, other than as may be required by law;

(4) that any Note not tendered shall continue to accrue interest;

(5) that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(6) that Holders electing to have a Note purchased pursuant to a Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(7) that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the third Business Day prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that Holders whose Notes are purchased only in part shall be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered;

(9) that the Change of Control is subject to certain conditions if applicable, and the Change of Control Offer is revocable in the event such conditions are not met; and

(10) the circumstances and relevant facts regarding such Change of Control.

(c) The Company may make an Offer to Purchase in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for a Change of Control at the time of making the Offer to Purchase. However, notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the Notes pursuant to this clause (c) in the event that it has mailed the notice to exercise its right to redeem all the Notes pursuant to Section 3.07 hereof at any time prior to the requirement to consummate the Offer to Purchase and redeems the Notes in accordance with such notice.

(d) Notwithstanding the foregoing, the Company shall not be required to purchase the Notes surrendered if the Company has mailed a notice to Holders of its right to redeem all the Notes under the terms of Section 3.07 hereof at any time prior to the requirement to consummate the Offer to Purchase and redeems the Notes in accordance with such notice.

(e) The Company shall not be required to make a Change of Control Offer upon a Change of Control if any other Person makes the Change of Control Offer in the manner, at the times and price and otherwise in compliance with the requirements set forth in this Section 4.13 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(f) On or before the Change of Control Payment Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent legal tender in immediately available funds sufficient to pay the purchase price plus accrued interest, if any, of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers’ Certificate stating the Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price plus accrued interest, if any, and upon written order of the Company accompanied by an Officers’ Certificate, the

Trustee shall promptly authenticate and mail to such Holders new Notes equal in principal amount to any unpurchased portion of the Notes surrendered. Any Notes not so accepted shall be promptly mailed by the Company to the Holder thereof. For purposes of this Section 4.13, the Trustee shall act as the Paying Agent.

(g) Any amounts remaining with the Paying Agent after the purchase of Notes pursuant to a Change of Control Offer shall be returned by the Trustee to the Company.

(h) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent the provisions of any securities laws or regulations conflict with the provisions of this Section 4.13, the Notes shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.13 by virtue thereof.

Section 4.14	Payments for Consent.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.15	Limitation on Issuance of Guarantees by Restricted Subsidiaries.

(a) The Company shall not permit any Restricted Subsidiary which is not a Subsidiary Guarantor, directly or indirectly, to Guarantee any Credit Facility of the Company or of any other Restricted Subsidiary (other than Excluded Subsidiaries) (“Guaranteed Indebtedness”), unless within ten Business Days (a) such Restricted Subsidiary executes and delivers a supplemental indenture to this Indenture in the form attached as Exhibit B hereto providing for a Note Guarantee by such Restricted Subsidiary and (b) such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Note Guarantee until the Notes have been paid in full.

(b) After the execution of a supplemental indenture pursuant to this Section 4.15, such new Restricted Subsidiary party thereto shall be a Subsidiary Guarantor for all purposes of this Indenture.

(c) If the Guaranteed Indebtedness is (A) pari passu in right of payment with the Notes or any Note Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated to, the Note Guarantee or (B) subordinated in right of payment to the Notes or any Note Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Note Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes or the Note Guarantee.

(d) Any Note Guarantee by a Restricted Subsidiary may be released solely in accordance with the provisions of Section 11.05 hereof.

Section 4.16	Covenant Termination.

(a) Upon the first date that (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default or Event of Default has occurred or is continuing under the Indenture, then the Company and its Restricted Subsidiaries shall cease to be subject to Sections 4.06, 4.07, 4.08, 4.09, 4.10, 4.15 and 5.01(a)(3) hereof (collectively, the “Terminated Covenants”). The Terminated Covenants will not be reinstated even if the Company subsequently does not satisfy the requirements set forth in clauses (i) and (ii) above.

ARTICLE 5

SUCCESSORS

Section 5.01	Consolidation, Merger and Sale of Assets.

(a) The Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into it unless:

(1) the Company shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets (the “Surviving Person”) shall (a) be (i) a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof or (ii) a limited liability company organized and validly existing under the laws of the United States of America or any jurisdiction thereof that has at least one Restricted Subsidiary that is a corporation organized under the laws of the United States of America or any jurisdiction thereof which corporation becomes a co-issuer of the Notes pursuant to a supplemental indenture, executed and delivered to the Trustee and (b) expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the Company’s obligations under this Indenture and the Notes;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction on a pro forma basis, the Company (or the Surviving Person, if applicable) would either (x) be able to Incur at least $1.00 of Indebtedness pursuant to the Fixed Charge Coverage Ratio in Section 4.08(a) or (y) the Fixed Charge Coverage Ratio determined on a pro forma basis as if such transaction had occurred at the beginning of the most recent Four Quarter Period, would be equal to or greater than the actual Fixed Charge Coverage Ratio of the Company for the most recent Four Quarter Period; provided that this Section 5.01(a)(3) shall not apply to a consolidation, merger or sale of all (but not less than all) of the assets of the Company if all Liens and Indebtedness of the Company (or the Surviving Person),

together with the Restricted Subsidiaries of such Person, outstanding immediately after such transaction would have been permitted (and all such Liens and Indebtedness, other than Liens and Indebtedness of such Person and its Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of this Indenture;

(4) each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which the Company has entered into a transaction under Section 5.01, shall have, by supplemental indenture amending its Note Guarantee, confirmed that its Note Guarantee shall apply to the obligations of the Company or the Surviving Person in accordance with the Notes and this Indenture; and

(5) the Company shall have delivered to the Trustee an Officers’ Certificate and, if requested by the Trustee, an Opinion of Counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture, that all conditions precedent in this Indenture relating to such transaction have been satisfied and that supplemental indenture is enforceable;

provided, however, that clause (3) of this Section 5.01(a) does not apply if, in the good faith determination of the Board of Directors, whose determination shall be evidenced by a resolution of the Board of Directors, the principal purpose of such transaction is to change the state of incorporation of the Company and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

(b) No Subsidiary Guarantor shall consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into it unless:

(1)(A) it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of such Subsidiary Guarantor’s obligations under its Note Guarantee; (B) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (C) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and such supplemental indenture comply with the applicable provisions of this Indenture, that all conditions precedent in this Indenture relating to such transaction have been satisfied and that such supplemental indenture is enforceable; or

(2) such sale, conveyance, transfer, lease or other disposal of all or substantially its property and assets complies with Section 4.09 hereof.

The foregoing requirements of this clause (b) shall not apply to a consolidation or merger of any Subsidiary Guarantor with and into the Company or any other Subsidiary Guarantor, so long as the Company or such Subsidiary Guarantor survives such consolidation or merger.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01	Events of Default.

Each of the following shall be an “Event of Default”:

(a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

(c) default in the performance or breach of the provisions of Article 5 hereof or the failure by the Company to make or consummate an Offer to Purchase in accordance with the provisions under Section 4.09 or Section 4.13 hereof;

(d) the Company or any Restricted Subsidiary defaults in the performance of or breaches any other covenant or agreement in this Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes;

(e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $25,000,000 or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(f) any final judgment or order (not covered by insurance) for the payment of money in excess of $25,000,000 in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $25,000,000 during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or for all or substantially all of the property and assets of the Company or any Significant Subsidiary (or such group of Restricted Subsidiaries) or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(h) the Company or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or for all or substantially all of the property and assets of the Company or any Significant Subsidiary (or such group of Restricted Subsidiaries) or (C) effects any general assignment for the benefit of creditors; or

(i) any Subsidiary Guarantor repudiates its obligations under its Note Guarantee or, except as permitted by this Indenture, any Note Guarantee of a Subsidiary Guarantor that is a Significant Subsidiary (or group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary) is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect.

Section 6.02	Acceleration.

(a) If an Event of Default (other than an Event of Default specified in clause (g) or (h) of Section 6.01 above with respect to the Company) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in Section 6.01(e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to Section 6.01(e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in Section 6.01(g) or (h) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(b) At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may waive all past defaults and rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal of, premium, if any, or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal and premium, if any, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances, and any other amounts due to the Trustee under Section 606 of the Base Indenture and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (g) or (h) of Section 6.01, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.

Section 6.03	Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, premium, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All remedies are cumulative to the extent permitted by law.

Section 6.04	Waiver of Past Defaults.

The Holders of not less than a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (x) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and accrued interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. The Company shall deliver to the Trustee an Officers’ Certificate stating that the requisite percentage of Holders have consented to such waiver and attaching copies of such consents. When a Default or Event of Default is waived, it is cured and ceases.

Section 6.05	Control by Majority.

The Holders at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal expense or liability for which (as determined in good faith by it) the Trustee has not received adequate indemnity, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes.

Section 6.06	Limitation on Suits.

(a) A Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

Section 6.07	Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08	Collection Suit by Trustee.

If an Event of Default in payment of principal, premium, if any, or interest specified in clause (a) or (b) of Section 6.01 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any other obligor on the Notes for the whole amount of principal, premium, if any, and accrued interest and fees remaining unpaid, together with interest on overdue principal and premium, if any, and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate per annum borne by the Notes and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 606 of the Base Indenture.

Section 6.09	Trustee May File Proofs of Claim.

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 606 of the Base Indenture) and the Holders allowed in any judicial proceedings relating to the Company, its creditors or its property and shall be entitled and empowered to participate as a member, voting or otherwise, of any official committee appointed for such matter, to collect and receive any monies or other securities or property payable or deliverable upon the conversion or exchange of the Notes or upon any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee under Section 606 of the Base Indenture. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10	Priorities.

If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

First: to the Trustee for amounts due under Section 606 of the Base Indenture;

Second: to Holders for interest accrued on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for interest;

Third: to Holders for principal amounts and premium, if any, due and unpaid on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal; and

Fourth: to the Company or, if applicable, the Subsidiary Guarantors as their respective interests may appear.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10. At least 15 days before such record date, the Trustee shall mail to each Holder and the Company a notice that states the record date, the payment date and amount to be paid.

Section 6.11	Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable and documented attorneys’ fees and expenses against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

[RESERVED]

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01	Legal Defeasance and Covenant Defeasance.

(a) The Company may at any time, at the option of its Boards of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either clause (b) or (c) below applied to all outstanding Notes upon compliance with the conditions set forth in Section 8.02.

(b) Upon the Company’s exercise under clause (a) hereof of the option applicable to this paragraph (b), the Company and any Subsidiary Guarantor shall, subject to the satisfaction of the conditions set forth in Section 8.02, on the 123rd day following the deposit of funds in accordance with Section 8.02(a), be deemed to have been discharged from their respective obligations with respect to all outstanding Notes and the corresponding Subsidiary Guarantees, if any, on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.03 and the other Sections of this Indenture referred to in sub-clauses (i) and (ii) in this paragraph, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions, which shall survive until otherwise terminated or discharged hereunder: (i) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.03, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company’s obligations with respect to such Notes under Article 2 and Section 4.02, (iii) the rights, powers, trusts, duties and immunities of the Trustee hereunder and under the Base

Indenture and the Company’s obligations in connection therewith and (iv) this Article 8. Subject to compliance with this Article 8, the Company may exercise its option under this paragraph (b) notwithstanding the prior exercise of its option under paragraph (c) hereof.

(c) Upon the Company’s exercise under paragraph (a) hereof of the option applicable to this clause (c), the Company and each Subsidiary Guarantor, if any, shall, subject to the satisfaction of the conditions set forth in Section 8.02, be released from their obligations, if any, under the covenants contained in Sections 4.06 through 4.11, Section 4.14 and 4.15 and Section 5.01(a)(3) and (a)(4) with respect to the outstanding Notes and the corresponding Subsidiary Guarantee, if any, on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, such Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01(d), but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), subject to the satisfaction of the conditions set forth in Section 8.03 hereof, Section 6.01(c) shall not constitute an Event of Default with respect to Sections 5.01(a)(3) and (a)(4), Section 6.01(d) shall not constitute an Event of Default with respect to any other covenants or agreements in this Indenture or the Notes and Sections 6.01(e) and 6.01(f) shall not constitute Events of Default.

Section 8.02	Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.01(b) or 8.01(c) to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of this Indenture and the Notes;

(B) the Company has delivered to the Trustee (1) an Opinion of Counsel to the effect that, as a result of the Company’s exercise of its option under Article 8.01(b) to effect a Legal Defeasance or under Article 8.01(c) to effect a Covenant Defeasance, no tax consequences will arise for the Holders as a result of the defeasance in that Holders will not recognize income, gain or loss for federal income tax purposes and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel, in the case of a Legal Defeasance, must be based upon either (i) a statute that is enacted, a Treasury regulation that is promulgated and becomes effective or a revenue ruling that is published, after, in each case, the Closing Date or (ii) a private letter ruling requested by and addressed to the Trustee (which private letter ruling must be attached to the Opinion of Counsel), which, in the case of each authority described in clause (i) or (ii), provides that in circumstances comparable to a Legal Defeasance no tax consequences will arise for the Holders as a result of the Legal Defeasance and (2) an Opinion of Counsel to the effect that after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

(C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; and

(D) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

Section 8.03	Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.

The Trustee or Paying Agent shall hold in trust all money or U.S. Government Obligations deposited with it pursuant to this Article 8, and shall apply the deposited money and U.S. Government Obligations in accordance with this Indenture to the payment of principal of, premium, if any, and interest on the Notes.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the money or U.S. Government Obligations deposited pursuant to Section 8.02 hereof or the principal, premium, if any, and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the Company’s request any money or U.S. Government Obligations held by it as provided in Section 8.02 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.04	Repayment to the Company.

The Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal, premium, if any, or interest that remains unclaimed for two years; provided that the Trustee or such Paying Agent, before being required to make any payment, may at the expense of the Company cause to be published once in a newspaper of general circulation in The City of New York or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein which shall be at least 30 days from the date of such publication or mailing any unclaimed balance of such money then remaining shall be repaid to the Company. After payment to the Company, Holders entitled to such money must look to the Company for payment as general creditors unless an applicable law designates another Person.

Section 8.05	Reinstatement.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article 8; provided that if the Company has made any payment of interest on, premium, if any, or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01	Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company, the Subsidiary Guarantors and the Trustee, together, may amend or supplement this Indenture, the Notes and any Note Guarantee without notice to or consent of any Holder to:

(1) cure any ambiguity, defect or inconsistency in this Indenture;

(2) comply with the provisions of Section 5.01 or Section 4.15 hereof;

(3) comply with any requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(4) evidence and provide for the acceptance of appointment by a successor Trustee;

(5) add or release a Subsidiary Guarantor in accordance with the terms of the Indenture;

(6) to conform the text of this Indenture, the Notes or any Note Guarantee to any provision of the “Description of the Notes” set forth in the Prospectus Supplement to the extent such provision was intended to be a verbatim recitation thereof; or

(7) make any change that, in the good faith opinion of the Board of Directors, does not materially and adversely affect the rights of any Holder.

provided that the Company or Subsidiary Guarantor has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate, each stating that such amendment or supplement complies with the provisions of this Section 9.01.

Section 9.02	With Consent of Holders of Notes.

Subject to Section 6.07, the Company, the Subsidiary Guarantors, and the Trustee, together, with the written consent of the Holder or Holders of not less than a majority in aggregate principal amount of the outstanding Notes or any Note Guarantee, may amend or supplement this Indenture, the Notes or the Note Guarantees without notice to any other Holders. Subject to Section 6.07, the Holder or Holders of a majority in aggregate principal amount of the then outstanding Notes may waive compliance by the Company with any provision of this Indenture, the Notes or any Note Guarantee without notice to any other Holder. Without the consent of each Holder affected, however, no amendment, supplement or waiver, including a waiver pursuant to (and to the extent provided in) Section 6.04, may:

(1) change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(2) reduce the principal amount of, or premium, if any, or interest on, any Note;

(3) change the optional redemption dates or optional redemption prices of the Notes from that stated under Section 3.07 hereof;

(4) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note;

(5) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note;

(6) waive a default in the payment of principal of, premium, if any, or interest on the Notes;

(7) release any Subsidiary Guarantor from its Note Guarantee, except as provided in this Indenture;

(8) amend or modify any of the provisions of this Indenture in any manner which subordinates the Notes issued hereunder in right of payment to any other Indebtedness of the Company or which subordinates any Note Guarantee in right of payment to any other Indebtedness of the Subsidiary Guarantor issuing any such Note Guarantee; or

(9) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with the provisions of this Indenture or for waiver of defaults under Section 6.02(a) or 6.04 hereof.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

For avoidance of doubt, changes to any notice provisions for any redemptions may be amended with the consent of Holders of a majority of the principal amount of Notes then outstanding.

Section 9.03	Compliance with Trust Indenture Act.

Every amendment, waiver or supplement of this Indenture or the Notes or any Subsidiary Guarantee shall comply with the TIA as then in effect.

Section 9.04 Revocation and Effect of Consents.

Until an amendment, waiver or supplement becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to his Note or portion of his Note by notice to the Trustee or the Company received before the date on which the Trustee receives an Officers’ Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (1) through (9) of Section 9.02, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note; provided that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of, premium, if any, and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

Section 9.05	Notation on or Exchange of Notes.

If an amendment, supplement or waiver changes the terms of a Note, the Company may require the Holder of the Note to deliver it to the Trustee. The Company shall provide the Trustee with an appropriate notation on the Note with respect to the changed terms and cause the Trustee to return it to the Holder at the Company’s expense. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06	Trustee to Sign Amendments, Etc.

The Trustee shall execute any amendment, supplement or waiver authorized pursuant to this Article 9; provided that the Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the Trustee’s own rights, duties or immunities under this Indenture. The Trustee shall be provided with, and shall be fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate each complying with Sections 13.04 and 13.05 and stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article 9 is authorized or permitted by this Indenture and constitutes the legal, valid and binding obligations of the Company enforceable in accordance with its terms. Such Opinion of Counsel shall be at the expense of the Company.

ARTICLE 10

[RESERVED]

ARTICLE 11

NOTE GUARANTEES

Section 11.01	Guarantee.

(a) Subject to this Article 11, each of the Subsidiary Guarantors hereby, jointly and severally, unconditionally guarantees on an unsecured, unsubordinated basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(1) the principal of, premium, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors shall be jointly and severally obligated to pay the same immediately. Each Subsidiary Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Subsidiary Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Subsidiary Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Subsidiary Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d) Each Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Subsidiary Guarantors for the purpose of this Note Guarantee. The Subsidiary Guarantors will have the right to seek contribution from any other Subsidiary Guarantor, or the Company, as the case may be, so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 11.02	Limitation on Guarantor Liability.

Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of such Subsidiary Guarantor shall be limited to the maximum amount that shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Article 11, result in the obligations of such Subsidiary Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03	Execution and Delivery of Note Guarantees.

(a) To evidence its Note Guarantee set forth in Section 11.01 hereof, each Subsidiary Guarantor hereby agrees that this Indenture shall be executed on behalf of such Subsidiary Guarantor by one of its Officers.

(b) Each Subsidiary Guarantor hereby agrees that its Note Guarantee set forth in Section 11.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee.

(c) If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

(d) The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute delivery of the Note Guarantee set forth in this Indenture on behalf of the Subsidiary Guarantors.

(e) If required by Section 4.15 hereof, the Company shall cause any newly created or acquired Restricted Subsidiary that is not a Subsidiary Guarantor to comply with the provisions of Section 4.15 hereof and this Article 11, to the extent applicable.

Section 11.04	Contribution.

Each Subsidiary Guarantor that makes a payment or distribution under its Note Guarantee shall be entitled to contribution from any other Subsidiary Guarantor or the Company, as the case may be.

Section 11.05	Releases.

The Note Guarantee issued by any Subsidiary Guarantor shall be automatically and unconditionally released and discharged:

(1) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary or an Excluded Subsidiary (other than pursuant to clause (1) of the definition thereof);

(2) in connection with any sale of all or substantially all the assets or sale or other disposition of all or a majority of the Capital Stock of a Subsidiary Guarantor to a Person that is not the Company or (either before or after giving effect to such transaction) an Affiliate of the Company, if the sale of such assets or Capital Stock of the Subsidiary Guarantor complies with Section 4.09; or

(3) upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 or upon satisfaction and discharge of this Indenture in compliance with Article 12;

(4) pursuant to the covenant termination in accordance with Section 4.16;

(5) the release or the discharge of the Guarantee by such Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary of the Company or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to Guarantee the Notes, except if a release or discharge is by or as a result of payment under such other Guarantee; or

(6) the merger or consolidation of such Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation or dissolution of such Subsidiary Guarantor following the transfer of all or substantially all of its assets to the Company or another Subsidiary Guarantor;

provided that such release or discharge shall not become effective until the receipt by the Trustee of an Officers’ Certificate stating that all conditions precedent to the release and discharge of the Guarantee have been complied with.

Any Subsidiary Guarantor not released from its obligations under its Note Guarantee as provided in this Section 11.05 shall remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations of any Subsidiary Guarantor under this Indenture as provided in this Article 11.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01	Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all outstanding Notes when:

(1) either:

(A) all of the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust by the Company and thereafter repaid to the Company) have been delivered to the Trustee for cancellation, or

(B) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable pursuant to the sending of an optional redemption notice or otherwise or will become due and payable within one year, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

(2) the Company has paid all other sums payable under this Indenture by the Company.

Subject to the next sentence and notwithstanding the foregoing paragraph, the Company’s obligations in Sections 2.05, 2.06, 2.08, 4.01, 4.02, 8.04 and 12.02 of this Supplemental Indenture and Sections 306 and 606 of the Base Indenture shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.08. After the Notes are no longer outstanding, the Company’s obligations in Sections 8.04 and 12.02 of this Supplemental Indenture and Section 606 of the Base Indenture shall survive such satisfaction and discharge.

(b) After such delivery or irrevocable deposit, the Trustee, upon delivery of an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with, shall acknowledge in writing the discharge of the Company’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

Section 12.02	Application of Trust Money.

Subject to the provisions of Section 8.04 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Subsidiary Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Company has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 13

MISCELLANEOUS

Section 13.01	Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by, or with another provision (an “incorporated provision”) included in this Indenture by operation of, Sections 310 to 318 of the TIA, inclusive, such imposed duties or incorporated provision shall control.

Section 13.02	Notices.

Any notice or communication by the Company, any Subsidiary Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company or any Subsidiary Guarantor:

MasTec, Inc.

800 S. Douglas Road, 12th Floor

Coral Gables, FL 33134

Facsimile No.: (305) 406-1907

Attention: General Counsel

With a copy to:

Greenberg Traurig P.A.

333 S.E. 2nd Avenue

Miami, FL 33131

Attention: Ira N. Rosner

Facsimile: (304) 961-5844

Telephone: (305) 579-0844

If to the Trustee:

U.S. Bank National Association

60 Livingston Avenue

EP-MN-WS3C

St. Paul, MN 55107

Facsimile No.: (651) 466-7430

Attention: Corporate Trust Administration

The Company, any Subsidiary Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 13.03	Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 13.04	Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture (other than in connection with the Authentication Order, dated the date hereof, and delivered to the Trustee in connection with the issuance of the Initial Notes), the Company shall, if requested by the Trustee, furnish to the Trustee:

(1) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.05	Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) must comply with the provisions of TIA § 314(e) and must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied; provided, however, that with respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

Section 13.06	Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07	No Personal Liability of Incorporators, Stockholders, Officers, Directors or Employees.

No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of any obligor in this Indenture, or in any of the Notes or Note Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer (including, without limitation, any Officer), director, employee or controlling person of the Company or any Subsidiary or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.08	Governing Law.

THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signatures on following page]

Dated as of March 18, 2013

SIGNATURES

MASTEC, INC.

By:	/s/ C. Robert Campbell
Name: C. Robert Campbell
Title: Executive Vice President and Chief Financial Officer

CAM COMMUNICATIONS, INC.

By:	/s/ Robert E. Apple
Name: Robert E. Apple
Title: President

EC SOURCE AVIATION, LLC

By:	/s/ Robert E. Apple
Name: Robert E. Apple
Title: Executive Vice President and Secretary

EC SOURCE SERVICES, LLC

By:	/s/ Robert E. Apple
Name: Robert E. Apple
Title: Executive Vice President and Secretary

Signature Page to Fifth Supplemental Indenture

GLOBETEC CONSTRUCTION, LLC

By its sole member:
MASTEC NORTH AMERICA, INC.

By:	/s/ C. Robert Campbell
Name: C. Robert Campbell
Title: Executive Vice President and Chief Financial Officer

MASTEC NETWORK SOLUTIONS, LLC (F/K/A NSORO MASTEC, LLC)

By its sole member:
MASTEC, INC.

By:	/s/ C. Robert Campbell
Name: C. Robert Campbell
Title: Executive Vice President and Chief Financial Officer

MASTEC NORTH AMERICA, INC.

By:	/s/ C. Robert Campbell
Name: C. Robert Campbell
Title: Executive Vice President and
Chief Financial Officer

MASTEC RENEWABLES CONSTRUCTION COMPANY, INC.

By:	/s/ Robert E. Apple
Name: Robert E. Apple
Title: President

Signature Page to Fifth Supplemental Indenture

MASTEC RESIDENTIAL SERVICES, LLC

By its sole member:
MASTEC NORTH AMERICA, INC.

By:	/s/ C. Robert Campbell

Name:	C. Robert Campbell
Title:	Executive Vice President and
Chief Financial Officer

MASTEC WIRELESS SERVICES, LLC

By its sole member:
OPTIMA NETWORK SERVICES, INC.

By:	/s/ Robert E. Apple
Name: Robert E. Apple
Title: President

OPTIMA NETWORK SERVICES, INC.

By:	/s/ Robert E. Apple
Name: Robert E. Apple
Title: President

POWER PARTNERS MASTEC, INC.

By:	/s/ Robert E. Apple
Name: Robert E. Apple
Title: President

Signature Page to Fifth Supplemental Indenture

POWER PARTNERS MASTEC, LLC

By its sole member:
MASTEC NORTH AMERICA, INC.

By:	/s/ C. Robert Campbell

Name:	C. Robert Campbell
Title:	Executive Vice President and
Chief Financial Officer

PRECISION ACQUISITION, LLC

By its sole member:
MASTEC, INC.

By:	/s/ C. Robert Campbell

Name:	C. Robert Campbell
Title:	Executive Vice President and
Chief Financial Officer

PRECISION PIPELINE LLC

By:	/s/ Alberto de Cardenas
Name: Alberto de Cardenas
Title: Assistant Secretary

PRECISION TRANSPORT COMPANY, LLC

By:	/s/ Alberto de Cardenas
Name: Alberto de Cardenas
Title: Assistant Secretary

Signature Page to Fifth Supplemental Indenture

PUMPCO, INC.

By:	/s/ Robert E. Apple
Name: Robert E. Apple
Title: Vice President

THREE PHASE ACQUISITION CORP.

By:	/s/ Robert E. Apple
Name: Robert E. Apple
Title: President

THREE PHASE LINE CONSTRUCTION, INC.

By:	/s/ T. Michael Love
Name: T. Michael Love
Title: Treasurer

WANZEK CONSTRUCTION, INC.

By:	/s/ Robert E. Apple
Name: Robert E. Apple
Title: Vice President

Signature Page to Fifth Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION, as
Trustee

By:	/s/ Joshua A. Hahn
Name: Joshua A. Hahn
Title: Assistant Vice President

Signature Page to Fifth Supplemental Indenture

SCHEDULE A

EXCLUDED SUBSIDIARIES

Church & Tower, Inc.

MasTec Brazil I, Inc.

MasTec Brazil II, Inc.

MasTec Contracting Company, Inc.

MasTec Latin America, Inc.

MasTec Property Holdings, LLC

MasTec Services Company, Inc.

MasTec Spain, Inc.

MasTec Venezuela, Inc.

Nsoro MasTec International, Inc.

A-1

EXHIBIT A

[Face of Note]

[Language for Global Note to be inserted:] [THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE FIFTH SUPPLEMENTAL INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE FIFTH SUPPLEMENTAL INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 309 OF THE BASE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

CUSIP No. 576323AN9

ISIN No. US576323AN93

4.875% Senior Notes due 2023

No.	$

MASTEC, INC.

promises to pay to CEDE & CO. or registered assigns,

the principal sum of                                          on March 15, 2023.

Interest Payment Dates: March 15 and September 15, commencing September 15, 2013

Additional provisions of this Note are set forth on the other side of this Note.

Record Dates: March 1 and September 1

Dated:

MASTEC, INC.

By:
Name:
Title:

Dated:

This is one of the Notes referred to
in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[Reverse of Note]

4.875% Senior Notes due 2023

Capitalized terms used herein but not defined have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. MasTec, Inc., a Florida corporation (the “Company”), promises to pay interest on the principal amount of this Note at 4.875% per annum from March 18, 2013 until maturity. Interest on the Notes will be payable semiannually in arrears March 15 and September 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance, until the principal hereof is due. The first Interest Payment Date shall be September 15, 2013. The Company will pay interest on overdue principal at the rate borne by the Notes, and it shall pay interest on overdue installments of interest at the same rate borne by the Notes to the extent lawful. Interest will be computed on the basis of a 360 day year of twelve 30 day months.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the March 1 and September 1 immediately preceding the Interest Payment Date, as the case may be, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 307 of the Base Indenture with respect to defaulted interest. If a Holder has given wire transfer instructions to the Company, the Company will remit all principal, interest and premium, if any, on that Holder’s Notes in accordance with such instructions. All other payments on the Notes will be made at the office or agency of the Paying Agent unless the Company elects to make interest payments by mailing a check to the registered address of each Holder thereof. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association, as the Trustee, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4) INDENTURE. The Company issued the Notes under an Indenture dated as of June 5, 2009 (herein called the “Base Indenture”), as supplemented by the Fifth Supplemental Indenture, dated as of March 18, 2013 (the “Supplemental Indenture” and the Base Indenture as so supplemented by the Supplemental Indenture, the “Indenture”) among the Company, the Subsidiary Guarantors named therein and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all the terms and provisions of the Indenture, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are general senior unsecured obligations of the Company. This Note is one of the Notes referred to in the Indenture. The Notes include the Initial Notes and any Additional Notes. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, create or incur Liens and make Asset Sales. The Indenture also imposes limitations on the ability of the Company and each Subsidiary Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.

To guarantee the due and punctual payment of the principal of, premium, if any, and interest on the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Subsidiary Guarantors have, jointly and severally, unconditionally guaranteed, on an unsecured unsubordinated basis, the obligations of the Company under the Notes pursuant to the terms of the Indenture.

(5) OPTIONAL REDEMPTION.

(a) Except as set forth in subparagraphs (b) and (c) of this Paragraph 5, the Company will not have the option to redeem the Notes prior to March 15, 2018. The Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at any time on or after March 15, 2018. The redemption price for the Notes (expressed as a percentage of principal amount) will be as follows, plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period commencing on March 15 of any year set forth below:

Year	Percentage
2018	102.438%
2019	101.625%
2020	100.813%
2021 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(b) At any time prior to March 15, 2016, the Company may redeem up to 35% of the principal amount of the Notes with an amount equal to the amount of the Net Cash Proceeds of one or more sales of Capital Stock (other than Disqualified Stock) of the Company at a redemption price (expressed as a percentage of principal amount) of 104.875%, plus accrued and unpaid interest to the redemption date; provided that at least 65% of the aggregate principal amount of the Notes originally issued on the Closing Date remains outstanding after each such redemption (excluding Notes held by the Company and its Subsidiaries) and notice of any such redemption is mailed within 90 days of each such sale of Capital Stock.

(c) At any time prior to March 15, 2018, the Company may redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption, (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(6) MANDATORY REDEMPTION. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) NOTICE OF REDEMPTION. At least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to the Trustee and each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notes and portions of Notes selected will be in amounts of $2,000 or integral multiples of $1,000 in excess thereof; provided that no Notes of $2,000 in principal amount or less will be redeemed in part. Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Any notice of redemption may, at the Company’s discretion, state that it is subject to one or more conditions precedent, including, but not limited to, completion of any debt or equity offering, Change of Control or other corporate transaction or event. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

(8) REPURCHASE AT THE OPTION OF HOLDER.

Upon the occurrence of a Change of Control, the Company will be obligated to make an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase (the “Change of Control Payment Date”). No later than 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and making an Offer to Purchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture.

The Company is, subject to certain conditions, obligated to make an Offer to Purchase Notes at 100% of their outstanding principal amount, plus accrued and unpaid interest, if any, thereon to the date of repurchase with certain Net Cash Proceeds of certain sales or other dispositions of assets in accordance with the Indenture.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Neither the Company nor the Registrar is required to exchange or register the transfer of any Note selected for redemption in whole or in part, except for the unredeemed portion of any Note being redeemed in part. Also, neither the Company nor the Registrar is required to issue, exchange or register the transfer of any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Paragraph 5 and ending at the close of business on the day of selection, and neither the Company nor the Registrar is required to exchange or register the transfer of any Note during the period between a record date and the next succeeding interest payment date.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note shall be treated as its owner for all purposes.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Company, the Subsidiary Guarantors and the Trustee together, with the consent of the Holder or Holders of not less than a majority in aggregate principal amount of the outstanding Notes or any Note Guarantee, may amend or supplement the Indenture, the Notes or the Note Guarantees without notice to any other Holders. Subject to certain exceptions, the Holder or Holders of a majority in aggregate principal amount of the then outstanding Notes may waive compliance by the Company with any provision of the Indenture, the Notes, or any Note Guarantee without notice to any Holder. Without notice to or consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee, together, may amend or supplement the Indenture, the Notes any Note Guarantee, to, among other things, cure any ambiguity, defect or inconsistency in the Indenture, add or release a Subsidiary Guarantor in accordance with the terms of the Indenture, comply with any requirements of the SEC in connection with the qualification of the Indenture under the TIA, or conform the Indenture, the Notes or any Note Guarantee to any provision in the section entitled “Description of the Notes” set forth in the Prospectus Supplement to the extent such provision was intended to be a verbatim recitation thereof or make any change that, in the good faith opinion of the Company’s Board of Directors, does not materially and adversely affect the rights of any Holder of a Note.

(12) DEFAULTS AND REMEDIES. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of Notes then outstanding may declare all the Notes to be due and payable immediately in the manner and with the effect provided in the Indenture. Holders of Notes may not enforce the Indenture, the Note or any Note Guarantee except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture, the Notes or any Note Guarantees, unless it has received security and indemnity satisfactory to it against any loss, liability or expense. Subject to certain limitations, the Holders of at least a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Subject to certain exceptions, the Holders of not less than a majority in principal amount of the outstanding Notes by notice to the Company and to the Trustee may waive any existing Default or Event of Default and its consequences under the Indenture except a Default or Event of Default in the payment of principal of, premium, if any, or interest on any Note; provided that any such waiver would not conflict with any judgment or decree of a court of competent jurisdiction. Subject to certain exceptions, the Holders of not less than a majority in principal amount of the outstanding Notes may waive all past defaults and rescind and annul such declaration and its consequences. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(13) SATISFACTION AND DISCHARGE. Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Notes, the Note Guarantees and the Indenture if the Company irrevocably deposits or causes to be deposited with the Trustee, funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be.

(14) DEFEASANCE AND DISCHARGE. Subject to the satisfaction of certain conditions as specified in the Indenture, the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes (except for certain obligations as specified in the Indenture) on the 123rd day after the Company deposits with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture.

(15) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(16) NO RECOURSE AGAINST OTHERS. No recourse for the payment of the principal of, premium, if any, or interest on this Note or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of any obligor in the Indenture, or the Notes or any of the Note Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer (including, without limitation any Officer), director, employee or controlling person of the Company or of any Subsidiary or of any successor Person thereof. Each Holder, by accepting this Note, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of this Note. Such waiver may not be effective to waive liabilities under the federal securities laws.

(17) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(18) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(19) CUSIP NUMBERS, ISINS. The Company has caused CUSIP numbers and ISINs to be printed on the Notes, and the Trustee may use CUSIP numbers and ISINs in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(20) GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

MasTec, Inc.

Facsimile No.: (305) 406-1886

Attention: Investor Relations

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to :

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.09 or 4.13 of the Indenture, check the appropriate box below:

☐    Section 4.09                             ☐    Section 4.13

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.09 or Section 4.13 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount at Maturity of this Global Note	Amount of increase in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of             , 20    , among             (the “New Guarantor”), a subsidiary of MasTec, Inc., a Florida corporation (the “Company”), and U.S. Bank National Association, a national banking association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the existing Subsidiary Guarantors have heretofore executed and delivered to the Trustee an indenture dated as of June 5, 2009 (the “Indenture”), as supplemented by a fifth supplemental indenture dated as of March 18, 2013 (the “Fifth Supplemental Indenture”) providing for 4.875% Senior Notes due 2023 (the “Notes”);

WHEREAS, Section 4.15 of the Indenture provides that under certain circumstances the New Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the existing Subsidiary Guarantors are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. DEFINED TERMS. Defined terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The New Guarantor hereby agrees, jointly and severally with all existing Subsidiary Guarantors (if any), to provide an unconditional guarantee on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

3. NO RECOURSE AGAINST OTHERS. No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of any Obligor in this Indenture, or in any of the Notes or Note Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any

Subsidiary or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

4. NOTICES. All notices or other communications to the New Guarantor shall be given as provided in Section 13.02 of the Indenture.

5. RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6. GOVERNING LAW. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

9. TRUSTEE MAKES NO REPRESENTATION. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements contained herein are deemed to be solely those of the New Guarantor and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:                    , 20

[NEW GUARANTOR]

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:
Name:
Title:

B-4